UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.   )

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COMTECH TELECOMMUNICATIONS CORP.
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68 South Service Road, Suite 230
Melville, New York 11747

November 6, 2008

To Our Stockholders:

On behalf of the Board of Directors and management, I cordially invite you to attend the 2008 Annual Meeting of Stockholders of Comtech Telecommunications Corp. (“Comtech” or the “Company”). The annual meeting will be held at 10:00 a.m. on December 5, 2008 at our corporate headquarters located at 68 South Service Road, Melville, New York 11747.  The Notice of Annual Meeting of Stockholders, Proxy Statement and proxy card are enclosed.

I believe that the annual meeting provides an excellent opportunity for stockholders to become better acquainted with Comtech and its directors and officers.  I hope that you will be able to attend and I look forward to greeting as many stockholders as possible.

It is important that your shares are voted at the annual meeting.  Whether or not you are able to attend in person, the prompt execution and return of your enclosed proxy card in the envelope provided or submission of your proxy and voting instructions over the internet or by telephone will both assure that your shares are represented at the annual meeting and minimize the cost of proxy solicitations.  (Instructions for voting via the internet or by telephone are set forth on the enclosed proxy card.)  If you later decide to attend the annual meeting, you may revoke your proxy and vote in person.

Sincerely,

Fred Kornberg
Chairman, Chief Executive Officer and President

68 South Service Road, Suite 230 Melville, NY 11747
NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE………….............	10:00 a.m. on December 5, 2008
PLACE………………………………	Comtech Telecommunications Corp. 68 South Service Road, Lower Level Auditorium Melville, NY 11747
ITEMS OF BUSINESS…………….
(1) To elect two directors.

(2) To ratify the selection of our independent registered public accounting firm for the current fiscal year.

(3) To transact such other business as may properly come before the annual meeting or any adjournment thereof.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the election of our two nominees for director and “FOR” approval of Proposal 2 to be presented to stockholders at the 2008 Annual Meeting.

RECORD DATE……………………	All stockholders are invited to attend the annual meeting. In order to vote, you must have been a stockholder at the close of business on October 6, 2008.
PROXY VOTING…………………..
It is important that your shares be represented at the annual meeting regardless of the number of shares you hold in order that we have a quorum, whether or not you plan to be present at the annual meeting in person.  Please complete, sign, date and mail the enclosed proxy in the accompanying envelope (to which you need affix no postage if mailed within the United States) or submit your proxy and voting instructions over the internet or by telephone.  (Instructions for voting via the internet or by telephone are set forth on the enclosed proxy card.)

By Order of the Board of Directors, Patrick O’Gara Secretary November 6, 2008

2008 ANNUAL MEETING
PROXY STATEMENT

ABOUT THE PROXY STATEMENT

What is the purpose of the annual meeting?

At the annual meeting, our stockholders will be asked to consider and act upon the following matters:

•	Election of two directors to our Board of Directors for a term expiring in 2011;

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2009 fiscal year; and

•	Such other business as may properly come before the annual meeting or any adjournment thereof.

Who is entitled to vote at the annual meeting?

Only stockholders of record on October 6, 2008, the record date for the annual meeting, are entitled to receive notice of and vote at the annual meeting.

What are the voting rights of stockholders?

Each share of our Common Stock is entitled to one vote. There is no cumulative voting.

How do stockholders vote?

Stockholders may vote at the annual meeting in person or by proxy.

If a stockholder gives a proxy, how are the shares voted?

Proxies received by us before the annual meeting will be voted at the annual meeting in accordance with the instructions contained on the proxy card. The proxy card provides a way for you to direct how your shares will be voted.

If you do not give voting instructions on your proxy card, your shares will be voted by the persons named as proxies on your proxy card on each matter in accordance with the recommendation of the Board of Directors or, if no recommendation is made by the Board of Directors, in the discretion of the proxies.  Thus, for example, if you do not give instructions on your proxy card, and a nominee for director withdraws before the election (which is not now anticipated), your shares will be voted by the proxies for any substitute nominee as may be nominated by the Board of Directors. The proxies named on the proxy card are Fred Kornberg, Chairman, Chief Executive Officer and President of Comtech (“CEO”) and Michael D. Porcelain, Senior Vice President and Chief Financial Officer of Comtech (“CFO”). Under the rules that govern brokers and nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), brokers and nominees have the discretion to vote such shares on routine matters, but not on non-routine matters. If a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item, a “broker non-vote” occurs.

It is possible that matters other than those listed above may be brought before stockholders at the annual meeting.  If we were not aware of the matter a reasonable time before the mailing of this Proxy Statement, the proxies will vote your shares on the matter as recommended by the Board of Directors, or, if no recommendation is given, the proxies will vote your shares in their discretion.  In any event, the proxies will comply with the rules of the Securities and Exchange Commission (“SEC”) when acting on your behalf on a discretionary basis.  At the date of this Proxy Statement, we had not received any notice regarding any other matter to come before the annual meeting which was timely in accordance with our By-Laws.

How are proxies changed or revoked?

You may change any vote by proxy or revoke a proxy before it is exercised by filing with the Secretary of Comtech either a notice of revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.  Attendance at the annual meeting will not by itself constitute revocation of a proxy.

How many shares are outstanding and what constitutes a quorum?

At the close of business on October 6, 2008, the record date for the annual meeting, 24,714,579 shares of Common Stock were outstanding.  Stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast must be present at the annual meeting in person or by proxy to constitute a quorum for the transaction of business. Withheld votes and shares voted as “abstentions” or subject to broker non-votes still count for purposes of determining whether a quorum is present.

What vote is required to approve each item?

Election of the Two Directors.  The two directors will be elected by a plurality of the votes cast.  That means that the nominees receiving the greatest number of votes will be elected as directors, even if the number of votes received is less than a majority of the votes present at the annual meeting.

Ratification of Selection of Accounting Firm.  The ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2009 will require the affirmative vote of a majority of the shares present at the annual meeting and entitled to vote on such proposal.

Other Matters.  Approval of any other matter that comes before the annual meeting or any adjournment thereof will require the affirmative vote of a majority of the shares present at the annual meeting and entitled to vote on such matter.

How do withheld votes, abstentions and broker non-votes affect the outcome of a vote?

Withheld votes with respect to a nominee for election as director will not affect the outcome of the vote, so long as the particular nominee receives more votes than any nominee competing for the particular director seat.  Abstentions will be counted in determining the number of shares present and entitled to vote on the proposal, but broker non-votes are not counted as entitled to vote thereon.  Therefore, abstentions will have the effect of a vote against a proposal and broker non-votes will have no effect on the outcome of the vote on a proposal that requires a majority vote of the shares present and entitled to vote on the matter.  In the case of a proposal that requires the affirmative vote of a majority of the outstanding shares, both abstentions and broker non-votes will have the effect of a vote against the proposal.

What are our Board of Director’s recommendations?

The Board unanimously recommends that you vote:

•	FOR the election of the two nominees proposed for election as directors, and

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2009.

Other Information

We have enclosed our Annual Report for fiscal 2008 together with this Proxy Statement.  No material contained in the Annual Report is to be considered a part of the proxy solicitation material. The annual meeting may be adjourned from time to time without notice other than by announcement at the annual meeting. Our corporate website address is www.comtechtel.com.  The contents of our website are not incorporated by reference into this Proxy Statement.

PRINCIPAL STOCKHOLDERS OF COMTECH TELECOMMUNICATIONS CORP.

This table provides the number of shares beneficially owned by principal stockholders who beneficially own more than five percent of our outstanding Common Stock, as of a date stated in the below footnotes. The information in this table is based upon the latest filings by each principal stockholder of either a Schedule 13D, Schedule 13G or Form 13F as filed by the respective stockholder with the SEC.

We calculate the stockholder’s percentage of the outstanding class assuming the stockholder beneficially owned that number of shares on October 6, 2008. Unless otherwise indicated, the stockholder had sole voting and sole dispositive power over the shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Fidelity Management & Research (1) 245 Summer Street 14th floor Boston, MA 02210-1133	2,468,879	10.0
Paradigm Capital Management, Inc./PCM Advisors LLC (2) 9 Elk Street Albany, NY 12207-1002	1,436,926	5.8
Barclays Global Investors NA (CA) (3) 45 Fremont Street, 17th Floor San Francisco, CA 94105	1,330,689	5.4

(1)	The information is based upon a Form 13F filed by Fidelity Management & Research with the SEC, reporting beneficial ownership as of September 30, 2008.

(2)	The information is based upon a Form 13F filed by Paradigm Capital Management, Inc./PCM Advisors LLC with the SEC, reporting beneficial ownership as of June 30, 2008.

(3)	The information is based upon a Form 13F filed by Barclays Global Investors NA (CA) with the SEC, reporting beneficial ownership as of June 30, 2008.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table below shows the beneficial ownership of our Common Stock of each of our current directors,  CEO,  CFO, and three other highest paid executive officers (collectively, the Named Executive Officers (“NEOs”)) and all directors and executive officers as a group.  Unless otherwise indicated, our directors and executive officers had sole voting and sole dispositive power over their shares.

Name	(1) Shares Beneficially Owned on October 6, 2008	Percent of Class
Richard L. Goldberg	33,625	*
Edwin Kantor	34,500	*
Ira Kaplan	24,875	*
Gerard R. Nocita	25,625	*
Robert G. Paul	1,125	*
Fred Kornberg	443,374	1.8
Michael D. Porcelain	79,608	*
Robert L. McCollum	170,278	*
Daniel S. Wood	61,750	*
All directors and executive officers as a group (13 persons) (2)	1,119,490	4.4

______________________
     *  Less than one percent

(1)
Includes the following shares of our Common Stock with respect to which such persons have the right to acquire beneficial ownership within 60 days from such date: Mr. Goldberg 30,625 shares; Mr. Kantor 32,000 shares; Mr. Kaplan 21,875 shares; Mr. Nocita 25,625 shares; Mr. Paul 1,125 shares; Mr. Kornberg 160,000 shares; Mr. Porcelain 66,208 shares; Mr. McCollum 79,250 shares; Mr. Wood 61,750 shares and all directors and officers as a group 663,458 shares.  We calculated the percentage of the outstanding class beneficially owned by each person and by the group treating their shares subject to this right to acquire within 60 days as outstanding.

(2)
Mr. Robert G. Rouse stepped down from his position as Executive Vice President and Chief Operating Officer on August 29, 2008.  As of October 6, 2008, Mr. Rouse did not have any beneficial ownership in our common stock.

CORPORATE GOVERNANCE AND BOARD COMMITTEES

Corporate Governance Guidelines

Our business is managed with the oversight of our Board of Directors, in accordance with the Delaware General Corporation Law and our By-Laws.  Members of our Board of Directors are kept informed of our business through discussions with our CEO and other officers, by reviewing materials provided to them and by participating in regular and special meetings of our Board of Directors and its committees. In addition, to promote open discussion among our non-employee directors, those directors meet in scheduled executive sessions without the participation of management or our CEO, who is our only employee director.

Our Board of Directors has a long-standing commitment to sound and effective corporate governance practices.  The foundation of our corporate governance is our Board of Director’s policy that a substantial majority of the members of our Board of Directors should be independent.

Our Board of Directors, in their opinion, has determined that five of our six directors have no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each, therefore, is an “independent director,” as that term is defined in the NASDAQ Marketplace Rules.  The five directors determined to be independent are Messrs. Goldberg, Kantor, Kaplan, Nocita and Paul.

Our Board of Directors has complete access to all levels of management and also is provided with opportunities to meet with members of our management.

Committees of the Board of Directors

Audit Committee. During fiscal 2008, our Audit Committee held twelve meetings.  Our Audit Committee functions include engaging the independent registered public accounting firm, directing investigations into accounting, finance and internal control matters, reviewing the plan and results of audits with our independent registered public accounting firm, overseeing our internal audit function, reviewing our internal accounting controls and approving services to be performed by our independent registered public accounting firm and related fees.  Our Board of Directors has determined that Messrs. Nocita and Paul qualify as “audit committee financial experts,” as defined by SEC rules, based on their education, background and experience. Our Audit Committee is responsible for and has a policy to review and approve all related party transactions.

Our Board of Directors has determined that all members of our Audit Committee are qualified to be members of the Committee in accordance with NASDAQ Marketplace Rules and meet the criteria for independence set forth in the rules of the SEC.  Our Audit Committee’s Charter is available on our website at www.comtechtel.com, under the link “Investor Relations.”

Executive Compensation Committee. Our Executive Compensation Committee (referred to throughout this proxy by name or by “ECC”) of our Board of Directors considers and authorizes remuneration arrangements for our executive officers. Our ECC also constitutes our Stock Option Committee which administers our stock option plans.  Our ECC held nine meetings during the past fiscal year.

Our ECC determines the terms of performance-based awards for our executive officers, and negotiates the terms of any of our executive officers’ employment agreements. In addition, our ECC monitors the aggregate share usage under our stock incentive programs and potential dilution resulting from the granting of stock options.  It also makes other determinations involved in the administration of the stock option programs, except with respect to the application of our Company’s 2000 Stock Incentive Plan to non-employee directors.

In fiscal 2007, Steven Hall & Partners, LLC (“SH&P”) was retained by our Company to advise us with respect to preserving the tax deductibility of certain performance-based compensation. After this assignment was completed, our ECC retained SH&P directly to advise it in making certain executive compensation decisions. Our ECC has the sole authority to set SH&P’s compensation and/or to terminate the services of SH&P. During fiscal 2008, SH&P worked with our ECC on assignments relating to compliance with SEC disclosure rules concerning executive compensation, the negotiation of amended and restated employment agreements for our CEO and our former COO, the structuring of annual incentive awards for tax efficiency and change-in-control agreements (including amending and restating these agreements effective for fiscal 2009) for certain of our other executive officers.

Our CEO, CFO, and other members of our management often work with SH&P to provide information to SH&P and, at the request of SH&P or our ECC, management reads and reviews SH&P’s consulting work product prior to presentation to our ECC.

Our ECC often requests our CEO and CFO to be present at meetings, including ECC meetings, where executive compensation and corporate and individual performance are discussed and evaluated. These executives provide insight, suggestions or recommendations regarding executive compensation if present during these meetings or at other times. Our ECC meets with our CEO to discuss his own compensation package, and his recommendations for other executives, but ultimately decisions regarding compensation for our CEO and other executive officers are made by our ECC. Only ECC members are allowed to vote on decisions made regarding executive compensation, and these votes generally take place during the “executive session” portion of our ECC meetings, when members of management are not present.

Our Board of Directors has determined that each member of our ECC is an “independent director,” as that term is defined in the NASDAQ Marketplace Rules.  Our ECC does not currently have a charter.

Nominating Committee.  Our Nominating Committee identifies and evaluates candidates for election as members of our Board of Directors and reports its findings. During fiscal 2008, our Nominating Committee held no meetings.  No vacancy on the Board arose during fiscal 2008.

In seeking and evaluating prospective members of our Board of Directors, our Nominating Committee considers the nature and scope of our business activities, and the capacity of our Board of Directors to provide oversight and positive contributions in areas of particular significance to the long-term creation of stockholder value.  Areas of experience and capability that our Nominating Committee particularly believes should be represented on our Board of Directors include finance and accounting, and technology related to our businesses.  Our Nominating Committee believes that individual candidates should also demonstrate high levels of commitment, adequate availability to actively participate in our Board of Directors’ affairs, and high levels of integrity and sensitivity to current business and corporate governance trends.  Before recommending a candidate to our Board of Directors, all members of our Nominating Committee will participate in meetings with the candidate, and our Nominating Committee will seek to arrange meetings between the candidate and other Board of Directors members.

Candidates are typically identified by a member of our Board of Directors, and our Nominating Committee will consider individuals recommended by stockholders.  A stockholder who wishes to recommend a candidate for consideration by the Nominating Committee should do so in writing addressed to the Nominating Committee Chairman at Comtech Telecommunications Corp., 68 South Service Road, Suite 230, Melville, NY 11747.  Candidates recommended by stockholders will be considered according to the same standards of perceived Comtech need and potential individual contribution as are applied to candidates from other sources.

Our Board of Directors has determined that each member of our Nominating Committee is an “independent director,” as that term is defined in the NASDAQ Marketplace Rules.  Our Nominating Committee’s Charter is available on our website at www.comtechtel.com, under the link for “Investor Relations.”

Executive Committee. During fiscal 2008, our Executive Committee of our Board of Directors held three meetings.  Except as limited by law, our Executive Committee has the authority to act upon all matters requiring Board of Directors approval.  Our Executive Committee’s primary function is to be available to take prompt action in circumstances in which it is impractical to convene a meeting of our Board of Directors to respond to unanticipated and time-sensitive matters.

Board of Directors Meetings

Our Board of Directors held thirteen meetings during fiscal 2008, including regularly scheduled and special meetings.  All of the incumbent directors attended or participated in more than 75% of the total number of Board of Directors meetings and the total number of meetings held by all committees of our Board of Directors on which each such director served, held during the periods in which the incumbent directors served on our Board of Directors and such committees.

Communications with Our Board of Directors

Stockholders may communicate with our Board of Directors or an individual director by writing to us at Comtech Telecommunications Corp., Attention: Corporate Secretary, 68 South Service Road, Suite 230, Melville, NY 11747.

Annual Meeting Attendance

We have adopted a policy for attendance by our Board of Directors at our annual meeting of stockholders, which encourages directors, if practicable and time permitting, to attend our annual meeting of stockholders, either in person, by telephone or by other similar means of live communications (including video conference or webcast).  All incumbent directors, who were serving as directors at the time, attended our 2007 Annual Meeting of Stockholders in person.

CODE OF ETHICS

We have adopted a written Standards of Business Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer, controller and to all of our other employees.  These standards are a guide to help ensure that all our employees live up to our high ethical standards.  A copy of the Standards of Business Conduct is maintained on our website at www.comtechtel.com, under the link “Investor Relations.”

We intend to post on our website, as required, any amendment to or waiver from any provision in our Standards of Business Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and that relates to any element of the standards enumerated in the rules of the SEC.

COMPENSATION DISCUSSION AND ANALYSIS

Our ECC determines the compensation of all of our executive officers. This discussion and analysis focuses on our NEOs and should be read in conjunction with the Summary Compensation Table and other compensation tables in this Proxy Statement.

Objectives of Our Compensation Program for Named Executive Officers (“NEOs”)

The principal goals of our compensation program for executive officers are to help us to attract, motivate and retain the talent required to develop and achieve our strategic and operating goals, with a view to maximizing stockholder value.  We intend for our executive officer compensation program to support our growth-oriented business strategy by motivating and rewarding management activities that create long-term stockholder value.  Our key executive officer compensation objectives are to:

•	Attract and retain the key leadership talent required to successfully execute our business strategy;

•	Align executive pay with performance, both annual and long-term;

•	Ensure internal pay equity that reflects the relative contribution of each executive officer;

•	Strongly link the interests of executives to those of our stockholders and other key constituencies;

•	Keep our executive compensation practices transparent;

•	Comply with applicable rules and regulations; and

•	Administer executive compensation on a cost-effective and tax-efficient basis.

We seek to achieve these goals by placing a major portion of the executives’ total compensation at risk, in the form of an annual bonus or non-equity incentive plan award and stock option awards.  Bonuses are intended to reward achievement of subjective non-specific financial and performance goals.  Non-equity incentives reward the achievement of specific pre-set financial and performance goals.  Stock options create compensation opportunities intended to align management’s long-term interests with those of our stockholders.  Such cash and stock-based compensation components have been critical factors in attracting and retaining key employees and are intended to contribute to a high level of executive commitment to our business success.

Our ECC intends to assess performance of our NEOs in light of business conditions and based on the efforts and effectiveness of each individual NEO. Our ECC also intends to exercise judgment as to the appropriate sharing between management and stockholders of the benefits of our business success.

We also intend that the levels of compensation available to executive officers be fair internally as compared to each other and competitive in the marketplace.  Our compensation program needs to be competitive so that we can retain our executive officers who have demonstrated their leadership, commitment, and overall worth to our organization.  These executives may be sought by other firms or may have other interests.  A competitive program likewise is critical to our ability to attract new executives who share our values and commitment and who have demonstrated the abilities needed to add value to us.

Elements and Brief Description of Our Compensation Program for NEOs

The table below lists the elements of our current compensation program for NEOs, and briefly explains the purpose of each element:

Major Elements of Our Compensation Program	Brief Description	How This Element Promotes Our Objectives
Annual Compensation:
— Salary	Fixed annual compensation	Intended to be competitive with marketplace in order to aid in recruitment and retention
— Bonus	Opportunity to earn compensation for achieving subjective non-specific financial and performance goals and one-time awards such as sign-on bonuses	Motivate and reward achievement of corporate objectives that enhance stockholder value
— Non-equity incentive plan compensation	Opportunity to earn performance-based compensation for achieving pre-set financial and performance goals	Motivate and reward achievement of annual operating objectives and other pre-set performance objectives that enhance stockholder value
Long-term Compensation:
— Stock options	Stock options, generally granted on an annual basis with vesting terms	Highly leveraged risk and reward aligned with creation of stockholder value; vesting terms promote retention
Other Compensation Elements:
— Retirement savings	Qualified 401(k) plan, including employer matching contribution, intended to encourage savings for retirement	Program available to all employees; vesting terms of matching contributions promote retention
— Severance payments and benefits	Payments and benefits provided to our CEO upon termination of employment in specified circumstances	Competitive employment agreement terms are intended to help retain our CEO
— Severance payments and benefits after a change-in-control	Payments and benefits upon termination of an executive’s employment in specified circumstances
Intended to provide financial security to attract and retain executives under disruptive circumstances, such as a change-in-control, and to encourage management to identify, consider and pursue transactions that would benefit stockholders, but that might adversely impact management

— Benefits	Health, life and disability benefits	Facilitate recruitment and retention
— Perquisites	Modest personal benefits, such as automobile allowance	Intended to recognize senior employee status and provide additional compensation to executives at a relatively low cost

In addition to these elements, we currently utilize certain policies and practices as follows:

Employment Agreements.  We currently have an employment agreement with our CEO. This practice is intended to promote careful and complete documentation and understanding of employment terms, prevent uncertainty regarding those terms, promote good disclosure of those terms, help meet regulatory requirements under tax laws and other regulations, and discourage frequent renegotiation of the employment terms.  We recognize that such agreements can limit our ability to change certain employment and compensation terms or conditions.  The employment agreement also includes significant contractual restrictions intended to protect our business, particularly after termination of the CEO’s employment.  These business protections include obligations not to compete, not to hire away our employees, not to disparage us, and not to reveal confidential information.  In the past, we had a similar agreement with our former COO.

Currently, we do not have employment agreements with other NEOs.  This results from our decision to rely on a relatively straight-forward compensation program focused on these NEOs’ opportunity to share in the success of our fast-growing business as our means to attract and retain employees.  In addition, we rely on our history of fair treatment of executives as a basis for not entering into employment agreements, other than with the CEO and former COO.  We have entered into change-in-control agreements with NEOs other than the CEO and former COO, to provide them with severance benefits in the event of certain terminations of employment in connection with or shortly following a change-in-control.  We have also entered into indemnification agreements with all of our NEOs that provide for indemnification by the Company against certain liabilities incurred in the performance of their duties.

Policies Regarding Hedging.  We have a policy that precludes executives from short selling or buying exchange-traded put options or call options associated with our stock, without the advance approval of our ECC.  We restrict these transactions because they could serve to “hedge” the executive’s risk of owning our stock and otherwise represent highly speculative transactions with respect to our stock.  We recognize that our executives may sell shares from time to time in the open market to realize value from their share-based compensation to meet financial needs and diversify their holdings, particularly in connection with exercises of stock options.  All such transactions are required to comply with our insider trading policy.

Equity Award Grant Practices.  Our practice in recent years has been to grant stock options to NEOs within the first few business days of August, just after the beginning of our fiscal year. Our ECC typically meets on the date of grant and grants options with an exercise price equal to 100% of fair market value (as defined in the 2000 Stock Incentive Plan) at that date, defined as the closing price of our Common Stock on the grant date.

Severance Payment and Change-in-Control Benefits. Severance protection is provided to our CEO and was provided to our former COO under the terms of their employment agreements, and is provided to the other NEOs under change-in-control agreements. Severance protection is important to us and is intended to be fair and competitive, to aid in attracting and retaining experienced executives.  Change-in-control protection is intended to provide a number of important benefits to us. First, it permits an executive to evaluate a potential change-in-control transaction while relatively free of concern for his or her own situation, minimizing the conflict between his or her own interests and those of our stockholders. Second, change-in-control transactions take time to unfold, and a stable management team can help to preserve our operations in order to enhance the value delivered to the buyer – and thus the price paid to our stockholders – from a transaction.  Or, if a transaction falls through, keeping our management team intact can help us to continue our business without undue disruption.

Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code subjects public companies to limits on the deductibility of certain executive compensation to $1 million per year to each person who is, at the end of the fiscal year, the CEO or one of the three other most highly compensated officers listed in the Summary Compensation Table, but excluding the CFO.  Certain forms of compensation are exempt from this deductibility limit, one of which is qualifying “performance-based compensation.”  As a matter of policy, we structure annual incentives for our NEOs so that they will be substantially deductible without limitation. Certain taxable fringe benefits paid to our CEO for fiscal 2008 were non-deductible by us under Section 162(m), but the aggregate tax cost to us resulting from such lost deductions is not expected to exceed $30,000. Our ECC retains authority and discretion to authorize compensation that may be non-deductible, and may do so in circumstances in which it concludes that payment of such compensation serves to enhance our Company’s ability to attract, retain and appropriately reward executives and therefore is in the best interests of our Company and its stockholders.

Determination of Compensation Opportunities for NEOs

In general, our ECC intends that the total compensation opportunity for an executive will be competitive with market levels of compensation.

In the past, our ECC has considered compensation information relating to competitive companies in order to gauge the market for executive talent in which we compete.  Our ECC does not benchmark executive compensation to market levels and has not obtained formal benchmarking studies in several years; however, in September 2008, as discussed further under “Amendments and Restatements to Agreements That Are Effective in Fiscal 2009,” our ECC considered and reviewed current practices with regard to change-in-control protections of eight peer companies engaged in technology businesses reasonably similar to our business.

In making decisions regarding our executive officer compensation, ECC members draw upon their general knowledge and understanding of what executive officers of other companies are earning, particularly in our industry.  The elements of those pay packages and general industry trends are derived, in each case, from publicly available information such as other public company SEC filings and published reports on levels of executive compensation.  Our ECC uses this only to obtain a general understanding of what executive officers of other companies are earning.

The ECC sets pay opportunities for specific individuals based on the skills, experience, long-term performance of the individual, and assessments with respect to the individual's ability to add value to our Company.  Actual total compensation in a given year will vary upward or downward based primarily on the attainment of operating goals and the creation of stockholder value.

Our Company has experienced substantial growth and success for more than a decade. One effect of this has been a conservative approach on the part of our ECC toward changing the structure of the program and the forms of awards under the program.  High levels of performance have resulted in the performance-based elements of the program – annual incentives and stock options – delivering a majority of compensation, with fixed portions of compensation – salary in particular – representing a smaller portion of compensation than would have been the case had our Company experienced slower growth or lower levels of performance.  Our ECC is satisfied that this allocation of compensation both has reflected the success of our Company and served to encourage such success, and has permitted the allocation among salary, annual incentive, and stock options to shift to a heavier weighting toward annual incentives and stock options in recent years.

Our ECC determines compensation opportunities for NEOs by element as follows:

Base Salary – Base salaries paid to our executive officers are intended to be generally competitive with those paid to executives holding comparable positions in the marketplace.

Our ECC reviews base salaries each year, and makes upward adjustments to the previous level of base salary based on the ECC’s assessment of the executive officer’s individual performance, taking into consideration the operating and financial performance of our Company’s operations for which the executive is responsible.  These adjustments involve a degree of subjective judgment on the part of our ECC.

Bonuses – Our ECC has the ability to award annual cash bonuses intended to motivate and reward achievement of corporate objectives by creating the potential to earn compensation for achieving subjective non-specific financial and performance goals and also include certain one-time awards such as sign-on bonuses to a newly hired NEO. Our ECC can also award cash bonuses to a NEO for extraordinary performance. Because our non-equity incentive plan awards (discussed below) include certain personal goals, our ECC does not generally award annual cash bonuses (as defined) to NEOs.

Non-equity Incentive Plan Awards – Non-equity incentive plan compensation is intended to motivate and reward achievement of annual operating objectives and other pre-set performance objectives that enhance stockholder values. Upon achievement and final approval by the ECC, annual non-equity incentive plan awards are paid in cash.

Non-equity incentive plan compensation is paid to all of our executive officers who are subsidiary presidents pursuant to annually developed incentive compensation plans (the “Incentive Compensation Plan”). Under the Incentive Compensation Plan, these officers receive compensation up to a fixed percentage of each applicable subsidiary’s or subsidiaries’ pre-tax income each year, subject to the attainment of financial performance goals (primarily operating profit, new orders and cash flow) and personal performance targets that are developed by our CEO and approved by our ECC.  Our ECC sets final goals after considering the budget submitted for any given year.

The non-equity incentive plan compensation for our CFO for the past several years has been based on our ECC’s subjective assessment of our CFO’s performance, with significant input from our CEO.  While the level of pre-tax income is one consideration, the non-equity incentive plan award historically payable to our CFO was not directly linked to pre-tax income.  This was a reflection of the fact that our CFO plays a significant role in the integrity and oversight of our financial reporting, so that his incentives to perform well in that role should not solely be tied to the reporting of short-term positive operating results.

Effective for fiscal 2009, our ECC changed the structure of our CFO’s non-equity incentive compensation plan to be more aligned with the overall financial performance goals of our other NEOs.  Our CFO’s non-equity incentive compensation plan in fiscal 2009 is now based, like our CEO’s compensation, on our overall level of pre-tax income; however, like all of our executive officers who are subsidiary presidents, our CFO’s non-equity incentive compensation is also subject to the attainment of overall aggregate financial performance goals (primarily operating profit, new orders and cash flows). At the same time, in order to ensure our CFO remains incentivized to play a significant role in the integrity and oversight of our financial reporting, his personal goals for fiscal 2009 include, among others, a goal to reduce internal control deficiencies across the Company. In addition, his total compensation for fiscal 2009 is more heavily weighted towards long-term incentives than our other NEOs.

Use of Financial Performance Measures

For the past several years, we have used “pre-tax income” as a primary financial performance measure for determining the amount of annual incentive awards to pay to our NEOs, other than the CFO.  We view pre-tax income as an effective measure of the overall success of executive officers in guiding and growing our business.  This performance measure has been in use by our Company for a number of years for both business planning purposes and in determining annual non-equity incentive plan compensation, during which period we have experienced outstanding growth.

Pre-tax income, for this purpose, is not the same as the pre-tax income determined under U.S. Generally Accepted Accounting Principles (“GAAP”).  For both fiscal 2008 and fiscal 2009, the pre-tax income measure has been adjusted to eliminate the effects of: (i) stock-based compensation recorded pursuant to Statement of Financial Accounting Standards (“SFAS”) 123(R), (ii) the amortization of newly acquired intangibles with finite lives, (iii) any adjustment required by the adoption of new accounting standards, (iv) certain costs associated with exit or disposal activities, and (v) the write-off of purchased in-process research and development expense, and impairment loss on goodwill.  For fiscal 2009, the pre-tax income measure also included adjustments to eliminate the effects of: (i) expenses related to a potential or actual change-in-control, (ii) expenses in connection with a purchased business combination under EITF 95-3 or other accounting literature, and (iii) expenses associated with termination of employees under FASB Staff Position FAS 146-1.

Pre-tax income is not the sole performance metric we consider in awarding annual incentives. Our NEOs, other than the CEO, also have to achieve other financial performance goals based on operating profit, new orders and cash flows. Our ECC also considers other factors, such as the individual performance of the executive officer based on the achievement of personal goals that were established at the beginning of a fiscal year. Our ECC then makes a determination of the amount of annual incentive to be paid to the executive officer, up to a maximum level calculated as a pre-set percentage of pre-tax income.  Our ECC believes that its ability to exercise judgment in determining annual incentive awards is advantageous as compared to establishing a precise formula for calculating incentives which limits flexibility in determining the final amount payable.  Our ECC retains negative discretion to reduce any calculated award, except for contractually agreed upon amounts.

Determination of Salary and Non-Equity Incentive Plan Awards for Fiscal 2008

Our CEO

Salary – Effective with fiscal 2008, we agreed with our CEO to change his employment agreement.  We agreed to increase his base salary from $625,000 to $675,000 per year. The increase in salary for our CEO was authorized at a level exceeding the usual merit increase, in part, in view of the fact that our CEO's rights to perquisites for financial planning services under the revised agreement were reduced by $35,000 per year.

Non-Equity Incentive Plan Award – The employment agreement in effect for fiscal 2008 (which was entered into on September 17, 2007) entitled our CEO to receive a non-discretionary annual incentive payment equal to 3.0% of our pre-tax income, capped at an amount which, when combined with base salary, will not exceed $1 million. The maximum amount of salary and non-equity incentive award payable under the employment agreement was limited to $1 million to ensure that substantially all payments made pursuant to the employment agreement would be deductible without limitations under Internal Revenue Code Section 162(m). Accordingly, the non-equity incentive plan award payable under the CEO’s employment agreement was limited to $325,000. The employment agreement also called for additional amounts of compensation as our ECC may determine at its discretion.

In determining additional amounts of compensation for fiscal 2008, our ECC utilized the formula of 3.0% of pre-tax income, less the amount payable under the employment agreement, as a general guideline for determining the total amount of annual incentive payable to our CEO. This discretionary award is authorized under our 2000 Stock Incentive Plan, under amendments adopted in 2006. In using this 3.0% of pre-tax income formula, our ECC has sought to reward our CEO for his efforts in growing our business.  The 3.0% was a reduction from his 2007 annual incentive award which was based on 3.5% of pre-tax income. The ECC used the lower percentage formula in fiscal 2008 because of the fact that our vigorous and anticipated growth in our pre-tax income potentially would lead to annual incentive award levels higher than anticipated or desired by the ECC.  Our ECC recognizes, however, that payment of a simple percentage of pre-tax income could result in a substantial payment even in a case where year-over-year results might be unfavorable.  In other words, while a fixed percentage of pre-tax profit will produce incentive payouts that are greater in the event of higher pre-tax profit and lower in the event of lower pre-tax profit, the ECC does not view the formula, by itself, as adequate to gauge performance.  For this reason, our ECC takes into account other aspects of our performance in determining whether to exercise negative discretion to reduce the amount of the final cash incentive award to the CEO.

For fiscal 2008, our ECC took into account, among other things, our record net sales of $531.6 million in fiscal 2008 (an increase of 19.3% over the previous record achieved in fiscal 2007), record diluted earnings per share of $2.76 (an increase of 14.0% over the previous record achieved in fiscal 2007), and other corporate performance measures.  Our ECC also considered elements of our business important for our future success, including progress in product development and research and development, targeted business development goals for our specific business units, development of the management team and management of our corporate growth.  In fiscal 2008, our ECC considered that we met or exceeded the expected levels under our original fiscal 2008 plan.  In addition to these factors, our ECC also considers stock performance.  Although stock price performance in fiscal 2008 was not as strong as in most years in the preceding decade, the ECC viewed the fiscal 2008 stockholder return of 13.0% as favorable in the midst of a down stock market.  Three-, five- and ten-year total stockholder return, annualized, as of the end of the 2008 fiscal year was 12%, 32% and 38%, respectively, a tremendously strong performance equaled by few U.S. companies.  The ECC also subjectively assessed the quality of our CEO’s leadership. In this regard, the ECC considered the successful negotiation and completion of the Radyne acquisition as a significantly positive strategic development for our business. Finally, the ECC considered the fact that the pre-tax income formula itself was reduced for fiscal 2008 by 14% as compared to the formula applied in fiscal 2007 and earlier years.  Taking these factors into account, on a subjective basis, our ECC determined to exercise no negative discretion to reduce the level of the discretionary annual incentive payout to the CEO based on performance considerations.

After considering all of the above, our ECC approved total non-equity incentive plan compensation of $3,984,882 for our CEO, which consists of $325,000 payable under our CEO’s employment contract and an additional amount of $3,659,882 payable as a non-equity cash-incentive award pursuant to our 2000 Stock Incentive Plan.

Our Former COO

Salary – Effective with fiscal 2008, we agreed with our former COO to change his employment agreement.  We agreed to increase his base salary from $370,000 to $385,000 per year, which approximated a 4% merit raise.

Non-Equity Incentive Plan Award – The employment agreement in effect for fiscal 2008 entitled our former COO to receive a non-discretionary annual incentive payment equal to 1.0% of our pre-tax income, capped at an amount which, when combined with base salary, would not exceed $1 million. The maximum amount of salary and non-equity incentive award payable under the employment agreement was limited to $1 million to ensure that substantially all payments made pursuant to the employment agreement would be deductible without limitations under Internal Revenue Code Section 162(m). Accordingly, the non-equity incentive plan award payable under our former COO’s employment agreement was limited to $615,000. The employment agreement also called for additional amounts of compensation as our ECC may have determined at its discretion.

Prior to his voluntary termination, as further discussed below, and pursuant to our 2000 Stock Incentive Plan, under amendments adopted in 2006, our ECC awarded a discretionary annual incentive award to our former COO based on a formula of 1.0% of pre-tax income, less the amount payable under the employment agreement. Similar to the CEO, the ECC reduced the formula for his annual incentive award in fiscal 2008 from 1.5% of pre-tax income in fiscal 2007 to 1.0% of pre-tax income.

In April 2008, we negotiated the terms of our former COO’s voluntary termination, which became effective August 29, 2008. In order to provide for an orderly transition of his responsibilities to others within our Company, our ECC agreed not to use its negative discretion and agreed to pay our former COO an annual incentive award based on actual fiscal 2008 performance. In addition, we also retained the ability to hire our former COO as a consultant for three additional months, to assist us, if needed. Because the ECC was considering the action in the context of the former COO’s impending departure and more than three months before the end of our fiscal year, its decision to agree not to reduce the former COO’s payout formula was a subjective one.  As a result, the former COO’s total non-equity incentive plan compensation for fiscal 2008 was $1,301,460.  To date, we have not utilized the services of our former COO as a consultant.

Our CFO

Salary – Effective with fiscal 2008, our CFO’s salary was increased from $260,000 to $275,000 per year. The increase reflects a slightly higher than usual merit increase due to our CFO’s overall strong performance as determined by our ECC.

Non-Equity Incentive Plan Award – Our ECC approved a discretionary non-equity incentive plan award of $600,000 to our CFO based on his performance in fiscal 2008.  The amount of this bonus was set at a level representing an increase of approximately 50% over the prior year annual incentive paid to our CFO.  The ECC views this award, representing 218% of our CFO’s base salary, as appropriate for a CFO  who is performing well and contributing to the positive results and momentum of our Company.  Non-equity incentive compensation for our CFO was based on non-quantitative terms.  In exercising its discretion to set the award, the ECC particularly took into account the positive assessment of our CFO's performance by our CEO, as well as its own positive assessment arising out of our Board’s direct interactions with the CFO.  The ECC also took into account, subjectively, the CFO’s performance in the negotiation and completion of the strategic Radyne acquisition, the progress in developing the finance department to keep pace with our Company's rapid growth, and in meeting other challenges resulting from such growth, and dealing effectively with rapidly changing accounting and corporate governance requirements.

In determining the annual incentive payable to our CFO, the ECC considered the value of his total compensation package relative to other NEOs.  With a view towards maintaining internal pay equity, the ECC awarded our CFO an annual incentive bonus less than the other NEOs, taking into account the fact that our CFO received a stock option grant in fiscal 2008 which was greater than all other NEOs, other than our CEO.  This greater emphasis on long-term compensation for our CFO reflects the view of our ECC that our CFO should have a greater portion of his compensation package based on the creation of long-term shareholder value rather than short-term performance.

Our Other NEOs

Salary – Effective with fiscal 2008, Mr. McCollum’s salary was increased from $355,000 to $375,000 per year and Mr. Wood’s salary was increased from $290,000 to $305,000 per year. These increases reflect slightly higher than normal merit increases as determined by our ECC due to the strong performance of each of these executives.

Our Other NEOs’ Compensation - Annual non-equity incentives for our other NEOs, Messrs. McCollum and Wood, are calculated based on a pre-set percentage of pre-tax income of the operations for which they each are responsible, but such amounts become payable only if pre-set performance goals have been met.  These performance goals were developed at the beginning of fiscal 2008 by our CEO and approved by our ECC.  The target annual incentive award for Mr. McCollum was 2.0% of pre-tax income of the operations for which he was responsible, and for Mr. Wood was 2.0% of pre-tax income of the operations for which he was responsible. For each of these executives, four performance goals were also specified: operating profit, free cash flows, new orders, and personal goals, in each case relating to the operations under the executive's supervision.  The original weightings of these performance measures and actual achievement for fiscal 2008 are as set forth in the table below.

Fiscal 2008 Performance Measures and Actual Achievement
	Operating Profit	New Orders	Free Cash Flow	Personal Goals	Total
2008 Performance Measures
Robert L. McCollum	25.00%	25.00%	25.00%	25.00%	100.00%
Daniel S. Wood	25.00%	25.00%	25.00%	25.00%	100.00%

2008 Actual Achievement
Robert L. McCollum	26.57%	25.35%	24.95%	20.00%	96.87%
Daniel S. Wood	30.03%	36.18%	25.73%	10.00%	101.94%

The percentages in this table represent the percentage of the total cash annual incentive goal and actual achievement related to each specific pre-set performance measure.  Except for personal goals, the percentage earned for each performance measure was decreased or increased proportionally based on the level of actual achievement of the goal which could have ranged from a minimum of 70% achievement up to a maximum of 150% achievement.  The personal goals can only be achieved at a maximum payout level of 25%.  Accordingly, the aggregate maximum bonus that could have been paid to any individual would equal 137.5% of his annual incentive target rate.  Achievement of less than 70% of any performance measure other than the personal goals, and with respect to the personal goals failure to achieve each of the personal goals, would result in no credit for that particular performance measure or goal.

We originally set these specific performance goals to focus the executive’s performance on factors that are important to the success of the businesses they oversee.  Personal goals include specific operational goals including product development, marketing to targeted customers or of specific products at pre-set levels, staffing improvement and other goals that are consistent with our overall short-term and long-term business objectives.  The target level of performance of the performance measures, other than the personal goals, in each case represented year-over-year growth, and in each case was viewed by the ECC as challenging, but with a roughly even chance of being achieved.  The ECC viewed it as likely that the threshold level of performance would be achieved for these performance measures, but still substantially uncertain, and the ECC viewed it as very unlikely that the maximum performance level would be achieved for any of these performance goals.  With regard to the personal goals, achievement of all of the goals was viewed as challenging but with an approximately even chance of being achieved. In establishing the original specific quantifiable number (e.g., New Orders of $X) associated with the performance goal and the establishment of the individual personal goals, the ECC relied on information presented to and discussed with them by the CEO, the CFO and the former COO.  The discussion included an overview of our confidential business strategies and business plans for each of their respective product lines.  In establishing the original specific goals, the ECC considered prior fiscal year’s achievements, known opportunities and business planning for the year.  At the time of establishment of the original performance goals, definitions of the performance measures were clarified and agreed to as well, including any adjustments to be made.

Ultimately, our ECC approved final fiscal 2008 non-equity incentive plan awards of $1,000,000 for Mr. McCollum and $750,000 for Mr. Wood.  In determining the actual achievement of the above goals, the ECC relied upon a financial schedule prepared by the CFO which was presented to them by the CEO.  In calculating any GAAP reported financial information, the ECC also relied on information audited by the Company’s outside auditors. In addition, in assessing the actual achievement of the personal goals, the ECC reviewed the achievement of each specific personal goal with our CEO.  In the case of Mr. McCollum, the $1,000,000 non-equity incentive award represented the amount of non-equity incentive award payable based upon achievement of performance goals at an aggregate level of 96.87% of target goals less, at the recommendation of Mr. McCollum, $434,000, which was reallocated to other employees’ fiscal 2008 bonuses. In the case of Mr. Wood the $750,000 non-equity incentive award represented the amount of non-equity incentive award payable based on achievement of performance goals at an aggregate level of 101.94% of target less, at the recommendation of Mr. Wood, $375,000, which was reallocated to other employees’ fiscal 2008 bonuses.

Determination of Long-Term Incentive Awards for Fiscal 2008

Long-Term Incentives.  We provide a substantial portion of compensation to our executive officers as long-term incentive compensation.  In fiscal 2008 this component of compensation was provided, through grants of stock options under our 2000 Stock Incentive Plan.  The stock options align the executives’ interests with those of our stockholders by providing each executive with an opportunity to share in the appreciation of the value of our Common Stock.

Options are granted with an exercise price equal to market price on the date of grant. Our ECC generally values options as a component of total compensation based on the Black-Scholes fair value calculated for purposes of SFAS 123(R).   The fair value of options granted in fiscal 2008 is reflected in table entitled Grants of Plan-Based Awards for Fiscal 2008. The vesting terms of our stock options, requiring three years of service in order to fully vest and with 50% of the options vesting at the end of the third year, provide a strong inducement for our executive officers to remain in long-term service to our Company.

The level of annual grants of stock options, for each respective NEO, was determined by our ECC in its discretion, on a subjective basis. Consistent with prior years’ practice, grants of long-term incentive awards for our NEOs were awarded at the start of fiscal 2008.

Our ECC awarded the largest individual stock option award to our CEO in recognition of his importance to our future. In determining the annual stock option award for each of our respective NEOs, the ECC considered each individual NEO’s total compensation package with a view toward maintaining aggregate internal pay equity. The ultimate fiscal 2008 stock option grant to Mr. McCollum reflected his recommendation that the ECC reduce the number of options it would have otherwise granted to him with the difference being granted to other key employees.  In the case of Mr. Porcelain, the ECC granted stock options with a greater value, as a percentage of base salary, than other NEOs for the reasons discussed above under the section Our CFO’s Fiscal 2008 Non-Equity Incentive Plan Award.

Our ECC values options as a component of compensation when the options are being granted.  The in-the-money value of unvested options represents one of our strongest tools for retention of executives; however, our ECC does not alter the level of its grants based on the built-up value of previously granted options or value realized by executives by exercising previously granted options.  When executives experience a build-up in value of options as a result of increasing market prices of stock, the benefits are aligned with the return experienced by stockholders.  Conversely, historically we have not issued increased numbers of options when the build-up in value of previously granted options was modest or previously granted options were underwater.

EXECUTIVE COMPENSATION

The table below provides information concerning the compensation of our NEO’s for the fiscal years ended July 31, 2008 and 2007.

Summary Compensation Table for Fiscal 2008 and 2007

Name and Principal Position	Fiscal Year	Salary	Bonus	(1) Option Awards	Non-Equity Incentive Plan Compensation	(2) All Other Compensation	Total

Fred Kornberg Chairman, Chief Executive Officer and President	2008 2007	$675,000 625,000	- -	$1,895,240 1,406,906	$3,984,882 3,766,260	$80,327 97,403	$6,635,449 5,895,569
Robert G. Rouse Former Executive Vice President and Chief Operating Officer	2008 2007	385,000 370,000	- -	691,460 586,917	1,301,460 1,289,943	17,874 21,786	2,395,794 2,268,646
Michael D. Porcelain Senior Vice President and Chief Financial Officer	2008 2007	275,000 260,000	- -	445,911 276,000	600,000 400,000	12,265 14,537	1,333,176 950,537
Robert L. McCollum Senior Vice President; President Comtech EF Data Corp.	2008 2007	375,000 355,000	- -	335,002 332,374	1,000,000 800,000	27,454 25,846	1,737,456 1,513,220
Daniel S. Wood Senior Vice President; President Comtech Mobile Datacom Corporation	2008 2007	305,000 290,000	- -	452,719 316,326	750,000 475,000	9,197 24,222	1,516,916 1,105,548

(1)
These amounts reflect the amount of expense we recognized for financial statement reporting purposes for the indicated fiscal year, in accordance with SFAS 123(R), for stock options, without regard to estimated forfeitures of such options.  These amounts include expense from options granted in fiscal years 1998 through 2008 which remained unvested at any time in the indicated fiscal year, including the options granted during the indicated fiscal year.  Assumptions used in the calculation of these amounts for options granted in the 2006, 2007 and 2008 fiscal years are discussed in Note 1(j) to our audited financial statements for the fiscal year ended July 31, 2008, included in our Annual Report on Form 10-K filed with the SEC on September 17, 2008. For assumptions used in the calculation of expense for options granted prior to fiscal 2006, refer to the note relating to the stock-based compensation in the Form 10-K for the respective year-end.

(2)
The table below shows the items comprising “All Other Compensation,” which include our matching contributions for each NEO participating in our 401(k) plan, premiums for term life insurance for NEOs paid directly by us, automobile allowances, financial planning services and unused vacation time paid out by us.

Summary Compensation Table for Fiscal 2008 and 2007 – Details of All Other Compensation

Name	Fiscal Year	401(k) Matching Contribution	Term Life Insurance	Automobile Allowance	Financial Planning Services	Unused Vacation Time Paid Out	Housing Expense	Total “All Other Compensation”

Fred Kornberg	2008	$2,000	$26,004	$4,031	$ 9,350	$38,942	-	$80,327
	2007	2,000	24,579	2,792	38,212	29,820	-	97,403
Robert G. Rouse	2008	2,000	941	3,087	-	11,846	-	17,874
	2007	2,000	758	2,798	-	16,230	-	21,786
Michael D. Porcelain	2008	2,000	746	-	-	9,519	-	12,265
	2007	2,000	594	-	-	11,943	-	14,537
Robert L. McCollum	2008	2,000	5,031	6,000	-	14,423	-	27,454
	2007	2,000	4,192	6,000	-	13,654	-	25,846
Daniel S. Wood	2008	2,000	1,197	6,000	-	-	-	9,197
	2007	2,000	180	6,000	-	-	16,042	24,222

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2008

Name	Grant Date	(1)			(2) All Other Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
		Threshold ($)	Target ($)	Maximum ($)

Fred Kornberg	Sept. 18, 2007	N/A	$3,211,583 (3)	N/A	-	-	-
	Aug. 7, 2007	-	-	-	100,000	$42.47	$1,651,920
Robert G. Rouse	Sept. 18, 2007	N/A	1,048,901 (3)	N/A	-	-	-
	Aug. 7, 2007	-	-	-	25,000	42.47	412,980
Michael D. Porcelain	Aug. 7, 2007	N/A	N/A (3)	N/A	35,000	42.47	578,172
Robert L. McCollum	Sept. 18, 2007	N/A	1,336,336 (3)	N/A	-	-	-
	Aug. 7, 2007	-	-	-	5,000	42.47	82,596
Daniel S. Wood	Sept. 18, 2007	N/A	482,531 (3)	N/A	-	-	-
	Aug. 7, 2007	-	-	-	25,000	42.47	412,980

(1)
As required by SEC proxy disclosures rules, the target levels shown in this column represent the amounts that would have been payable for fiscal 2008 assuming the applicable pre-tax income or incomes were the same as achieved in fiscal 2007. The actual payouts for fiscal 2008 for non-equity incentive plan awards are reflected in the Summary Compensation Table for Fiscal 2008 under the column “Non-Equity Incentive Plan Compensation.” The awards for Messrs. Kornberg, Rouse, McCollum and Wood, were granted under our 2000 Stock Incentive Plan, and as applicable, Messrs. Kornberg and Rouse’s employment agreements.

(2)
Each option granted to NEOs in fiscal 2008 vests as to 25% of the underlying shares on each of the first and second anniversaries of the grant date, and as to the remaining 50% of the underlying shares on the third anniversary of the grant date.  The options granted are subject to accelerated vesting in the event of a change-in-control, except in limited circumstances.

(3)
The awards for Messrs. Kornberg, Rouse, McCollum and Wood did not have any thresholds or maximums and were based on a percentage of pre-tax income of our Company or certain of its subsidiaries, subject to certain adjustments. The award to Mr. Porcelain did not have any threshold, target or maximum.

Additional Information Relating to Summary Compensation Table and Grants of Plan-Based Awards Table

The following provides background information to give a better understanding of the compensation amounts shown in the Summary Compensation Table and Grants of Plan-Based Awards Table above.

Fred Kornberg

Employment Agreement in effect for fiscal 2008

We employ Mr. Kornberg on terms specified in his employment agreement.  We entered into an amendment and restatement of his employment agreement on September 17, 2007, the terms of which governed compensation in fiscal 2008 (which began August 1, 2007).  As amended and restated, the agreement provided for Mr. Kornberg’s employment until July 31, 2010.  The base salary under the agreement for fiscal 2008 had been set by our ECC at $675,000 per annum.  The agreement permitted base salary to be increased from time to time by our ECC.  The agreement also provided for incentive compensation, in an amount equal to 3.0% of pre-tax income, capped at an amount which, when combined with base salary expected to be payable in the same year, will not exceed $1 million.  Additional incentive amounts may be awarded by our ECC from time to time, in its discretion.  The agreement calls for our Company to provide an automobile or automobile allowance at levels comparable to those provided in fiscal 2007 and term life insurance in an amount of five times base salary, but not less than $3.5 million.  The agreement also provides that Mr. Kornberg will participate in our benefit plans and programs for executives, and that we would pay his reasonable attorney’s fees and disbursements in any action to enforce provisions of the agreement.  Termination provisions of this agreement are described under the caption Potential Termination and Change-in-Control Payments Pursuant to Agreements That Were Effective in Fiscal 2008.

Mr. Kornberg’s employment agreement includes covenants for the protection of our business, including a non-competition covenant and a prohibition on soliciting or hiring our employees, that remain in effect for two years following termination of employment (whether before or after a change-in-control).  The agreement also restricts his use and disclosure of confidential information and obligates him not to disparage us following termination of employment.

In September 2008 we entered into a revised employment agreement with Mr. Kornberg.  The changes to his employment agreement are described elsewhere in this proxy under the caption Amendments and Restatements to Agreements That Are Effective in Fiscal 2009.

Non-Equity Incentive Plan Compensation

The amounts shown in the Executive Compensation and Grant of Plan-Based Awards for Fiscal 2008 and 2007 tables above as Non-Equity Incentive Plan Compensation result from cash-based annual incentive awards to Mr. Kornberg, including amounts payable as a discretionary cash incentive award under our 2000 Stock Incentive Plan and a mandatory amount payable under the terms of Mr. Kornberg’s employment agreement.

In aggregate, the non-equity incentive plan compensation for fiscal 2008 was payable based on 3.0% of our pre-tax income (as defined and discussed above under the caption “Compensation Discussion and Analysis”) in fiscal 2008.  Under this formula, there is no designated “target” or “threshold” or “maximum” payout level.  The target level shown in the Grants of Plan-Based Awards table represents the amount that would have been payable for fiscal 2008 assuming pre-tax income for the year was the same as achieved in fiscal 2007 (as required under SEC proxy disclosure rules). In determining the final fiscal 2008 payouts, our ECC did not exercise its discretion to reduce the level of annual incentive payouts based on performance considerations.

Robert G. Rouse

Employment Agreement in effect for Fiscal 2008

We previously employed Mr. Rouse on terms specified in his employment agreement.  We entered into an amendment and restatement of his employment agreement on September 17, 2007, and further amended the employment agreement on April 28, 2008 in connection with the announcement that Mr. Rouse would step down from his position on August 29, 2008. The employment agreement, as amended in these two instances, governed our compensation to Mr. Rouse in fiscal 2008.

Under the amended and restated agreement of September 17, 2007, Mr. Rouse’s employment would extend until July 31, 2009.  The base salary under the agreement for fiscal 2008 had been set by our EEC at $385,000 per annum, and this amount was specified in the employment agreement.  This base salary could be increased from time to time by our ECC.  The agreement also provided for an annual incentive payable under the agreement equal to 1.0% of pre-tax income, capped at an amount which, when combined with base salary expected to be payable in the same year, will not exceed $1 million.  The agreement permitted additional incentive amounts to be awarded by our ECC from time to time, in its discretion.  The agreement also called for our Company to pay for term life insurance in an amount up to $1 million, and provided for Mr. Rouse to participate in all employee benefit plans maintained by us for senior management and to receive all fringe benefits and perquisites generally provided by us to members of senior management. Termination provisions of this agreement are described under the caption Potential Termination and Change-in-Control Payments Pursuant to Agreements That Were Effective in Fiscal 2008.

On April 28, 2008, in connection with the announcement that Mr. Rouse would be stepping down as our Executive Vice President and Chief Operating Officer on August 29, 2008, we entered into a letter agreement with Mr. Rouse which, in part, amended his employment agreement to provide for an expiration date of August 29, 2008 and to provide for payment of his fiscal 2008 annual incentive, including both the mandatory portion and the previously discretionary portion, so long as he did not voluntarily terminate his employment prior to August 29, 2008. In addition, the letter agreement provided that, from August 30, 2008 through November 30, 2008, he make himself available to us as a consultant at a rate of $1,800 per day. To date, we have not utilized his services as a consultant.

Our ECC agreed that it would not exercise its negative discretion to reduce the amount of this annual incentive, so that the amount payable would be based solely on the level of achievement of pre-tax income (as defined).  In addition, the agreement provides that Mr. Rouse’s outstanding stock options that were scheduled to vest and become exercisable by August 29, 2008 would continue to vest through that date, provided he did not voluntarily terminate his employment before that date.  Mr. Rouse continued his employment through August 29, 2008.

Mr. Rouse’s employment agreement includes covenants for the protection of our business, including a non-competition covenant and a prohibition on soliciting or hiring our employees, that remain in effect for one year following termination of employment (whether before or after a change-in-control).  The agreement also restricts his use and disclosure of confidential information and obligates him not to disparage us following termination of employment.

Non-Equity Incentive Plan Compensation

The amounts shown in the two tables above as Non-Equity Incentive Plan Compensation result from cash-based annual incentive awards to Mr. Rouse including amounts payable as a cash incentive award under our 2000 Stock Incentive Plan (initially discretionary but made mandatory for fiscal 2008 under the April 28, 2008 letter agreement with Mr. Rouse) and a mandatory amount payable under the terms of Mr. Rouse’s employment agreement.

In aggregate, the non-equity incentive plan compensation for fiscal 2008 was payable based on 1.0% of our pre-tax income (as defined and discussed above under the caption “Compensation Discussion and Analysis”) in fiscal 2008.  Under this formula, there is no designated “target” or “threshold” or “maximum” payout level.  The target level shown in the Grants of Plan-Based Awards table represents the amount that would have been payable for fiscal 2008 assuming pre-tax income for the year was the same as achieved in fiscal 2007 (as required under SEC proxy disclosure rules).

Michael D. Porcelain

Non-Equity Incentive Plan Compensation

The amount shown as non-equity incentive plan compensation paid to Mr. Porcelain was determined by our ECC, based on an assessment of his performance (including significant input from our CEO). While the level of pre-tax income is one consideration, the amount awarded to our CFO for fiscal 2008 was not directly linked to pre-tax income.  This is a reflection of the fact that our CFO plays a significant role in the integrity and oversight of our financial reporting, so that his incentives to perform well in that role should not solely be tied to the reporting of positive news.

Robert L. McCollum

Non-Equity Incentive Plan Compensation

The annual incentive payable to Mr. McCollum, who is a subsidiary president, was payable under a pre-set cash incentive award.  The target level shown for Mr. McCollum in the Grants of Plan-Based Awards table represents the amount that would have been payable for fiscal 2008 assuming pre-tax income for the year was the same as achieved in fiscal 2007 for the operations he was responsible for.  The applicable performance goals were developed by our CEO and former COO and approved by our ECC.  For Mr. McCollum, the cash incentive award authorized for fiscal 2008 was to equal 2.0% of pre-tax income for target level performance with respect to four factors: operating profit, free cash flows, new orders, and personal goals relating to the operations under Mr. McCollum’s supervision.  The maximum annual incentive would be 2.75% of such pre-tax profit. The same adjustment items apply to this pre-tax income as described above under the caption “Compensation Discussion and Analysis.”  Under the pre-set terms of the performance goals, actual performance resulted in achievement at a rate of 96.87%, so that, as a preliminary calculation, the annual incentive award was potentially earned at a rate of 1.94% of the specified pre-tax profit, which figure was used to determine the final 2008 annual incentive payable to Mr. McCollum.  Our ECC consulted with Mr. McCollum regarding his annual incentive award for fiscal 2008.  He asked our ECC to consider making a downward adjustment to his annual incentive so that the amounts not paid due to this adjustment could be reallocated to other employees’ fiscal 2008 bonuses. Our ECC reduced Mr. McCollum’s final annual incentive amount by $434,000 for this purpose.

Daniel S. Wood

Non-Equity Incentive Plan Compensation

The annual incentive payable to Mr. Wood, who is a subsidiary president, was payable under a pre-set cash incentive award.  The target level shown for Mr. Wood in the Grants of Plan-Based Awards table represents the amount that would have been payable for fiscal 2008 assuming pre-tax income for the year was the same as achieved in fiscal 2007 for the operations he was responsible for.  The applicable performance goals were developed by our CEO and former COO and approved by our ECC.  For Mr. Wood, the cash incentive award authorized for fiscal 2008 was to equal 2.0% of the pre-tax income for target level performance with respect to four factors: operating profit, free cash flows, new orders, and personal goals relating to the operations under Mr. Wood’s supervision.  The maximum annual incentive would be 2.75% of such pre-tax profit.  The same adjustment items apply to this pre-tax income as described above under the caption “Compensation Discussion and Analysis.”  Under the pre-set terms of the performance goals, actual performance resulted in achievement at a rate of 101.94%, so that, as a preliminary calculation, the annual incentive award was potentially earned at a rate of 2.04% of the specified pre-tax profit, which figure was used to determine the final 2008 annual incentive award payable to Mr. Wood.  He asked our ECC to consider making a downward adjustment to his annual incentive so that the amounts not paid due to this adjustment could be reallocated to other employees’ fiscal 2008 bonuses. Our ECC reduced Mr. Wood’s final incentive amount by $375,000 for this purpose.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – FISCAL 2008

Option Awards Outstanding as of July 31, 2008
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Grant Date (1)	Option Exercise Price ($)	Option Expiration Date

Fred Kornberg	- 30,000 52,500 31,500 31,500 3,568	100,000 90,000 52,500 63,000 31,500 -	8/7/2007 8/1/2006 8/2/2005 8/2/2004 8/4/2003 8/6/2002	$42.47 26.90 35.90 13.19 11.67 3.58	8/7/2012 8/1/2011 8/2/2010 8/2/2014 8/4/2013 8/6/2012
Robert G. Rouse	- - - - -	25,000 37,500 22,500 24,000 12,000	8/7/2007 8/1/2006 8/2/2005 8/2/2004 8/4/2003	42.47 26.90 35.90 13.19 11.67	8/7/2012 8/1/2011 8/2/2010 8/2/2014 8/4/2013
Michael D. Porcelain	- 6,250 10,500 6,738 7,545 5,597	35,000 18,750 10,500 10,350 4,500 -	8/7/2007 8/1/2006 8/2/2005 8/2/2004 8/4/2003 3/14/2002	42.47 26.90 35.90 13.19 11.67 5.73	8/7/2012 8/1/2011 8/2/2010 8/2/2014 8/4/2013 3/14/2012
Robert L. McCollum	- 3,750 5,000 12,000 11,250 9,000	5,000 11,250 10,000 24,000 11,250 -	8/7/2007 8/1/2006 8/2/2005 8/2/2004 8/4/2003 8/6/2002	42.47 26.90 35.90 13.19 11.67 3.58	8/7/2012 8/1/2011 8/2/2010 8/2/2014 8/4/2013 8/6/2012
Daniel S. Wood	- 7,000 15,000 2,500 4,500	25,000 21,000 15,000 3,000 9,000	8/7/2007 8/1/2006 8/2/2005 3/8/2005 10/18/2004	42.47 26.90 35.90 24.25 18.32	8/7/2012 8/1/2011 8/2/2010 3/8/2015 10/18/2014

(1)
Each option granted since August 1, 2005 vests as to 25% of the underlying shares on each of the first and second anniversaries of the grant date, and as to the remaining 50% of the underlying shares on the third anniversary of the grant date.  Each option granted prior to August 1, 2005 vests as to 20% of the underlying shares on each of the first five anniversaries of the grant date. The options granted are subject to accelerated vesting in the event of a change-in-control, except in limited circumstances.

OPTION EXERCISES – FISCAL 2008

	OPTION AWARDS
Name of Executive Officer	Number of Shares Acquired on Exercise	(1) Value Realized on Exercise
Fred Kornberg	27,932	$1,394,086
Robert G. Rouse	100,500	3,108,780
Michael D. Porcelain	3,600	168,316
Daniel S. Wood	-	-
Robert L. McCollum	67,500	3,541,050

(1)
Amounts reflect the difference between the exercise price of the options and the market value of the shares acquired upon exercise at the time of exercise.  Market value is based on the actual selling price of shares sold by the NEO on the date of exercise or, if no shares were sold that day, on the closing price on the NASDAQ Global Select Market.

POTENTIAL TERMINATION AND CHANGE-IN-CONTROL PAYMENTS PURSUANT TO
AGREEMENTS THAT WERE EFFECTIVE IN FISCAL 2008

Severance protection is provided to our CEO and was provided to our former COO under the terms of their employment agreements, and is provided to the other NEOs under change-in-control agreements. These protections are intended to be fair and competitive, to aid in attracting and retaining experienced executives.

With respect to terminations prior to a change-in-control, during fiscal 2008 the employment agreements for our CEO and our former COO provided for severance payments if termination was by us without cause. During fiscal 2008, there were no severance policies for other NEOs for any pre-change-in-control termination.  This reflects our judgment that, for the two most senior executive officers, an employment agreement providing them with severance and related protections in the event we terminate their employment without cause is advantageous to us in that the agreement encourages their long-term retention and provides us with strong business protection covenants, including non-competition covenants.  The employment agreements in effect during fiscal 2008 provided that severance payments are increased should the executive be terminated without cause or terminate (at his election in the case of our CEO or for good reason in the case of our former COO) within a specified period of one or two years after a change-in-control.

The change-in-control agreements in effect during fiscal 2008 likewise provided for severance payments upon a termination by us without cause or by the executive for good reason in the 12 month period after a change-in-control.  This type of protection is intended to provide a number of important benefits to us. First, it permits an executive to evaluate a potential change-in-control transaction while relatively free of concern for his or her own situation, minimizing the conflict between his or her own interests and those of our stockholders. Second, change-in-control transactions take time to unfold, and a stable management team can help to preserve our operations in order to enhance the value delivered to the buyer – and thus the price paid to our stockholders – from a transaction.  Or, if a transaction falls through, keeping our management team intact can help us to continue our business without undue disruption.

Our stock option and equity award plans provide for acceleration of vesting upon a change-in-control, but in circumstances in which the options will be assumed without diminished value and be exercisable for a public company's stock, our ECC can determine that the vesting of the options will not accelerate.  Our ECC believes that the potential cost of executive change-in-control severance payments and accelerated vesting of stock options or equity awards, as a percentage of any potential transaction price, would be within the range of reasonable industry practice, and represents an appropriate cost relative to the benefits to us and our stockholders.

For our CEO, the employment agreement in effect in fiscal 2008 provided the following termination provisions:

•
Termination by us due to disability or for cause would end our obligation to pay salary and further annual incentive, except in the case of a termination due to disability the annual incentive of 3.0% of pre-tax income that remains unpaid for a previously completed year would be payable without any exercise of negative discretion, and for the year of termination would be payable as a “part-year annual incentive” in an amount based on the level of pre-tax income in the year of termination through the end of the fiscal quarter preceding the date of termination.

•
The agreement does not authorize us to terminate our CEO without cause, but specifies that, if we did so before a change-in-control, liquidated damages will be payable by us as a lump sum equal to base salary payable through the end of the term (July 31, 2010), annual incentive actually earned in the full year of termination (both the mandatory portion and the previously discretionary portion, which would be payable without reduction by the ECC), continued participation in our medical plans for 18 months, and continuation of the life insurance benefit for two years after termination.

•
A voluntary termination by our CEO in response to a breach of the agreement by us before a change-in-control will result in the same payments and benefits as if we involuntarily terminated our CEO, while any other voluntary termination before a change-in-control will result in discontinuation of payments under the agreement.

•
After a change-in-control, our CEO would have the right, for a one year period, to elect to terminate his employment upon 30 days’ notice.  In this case, we would be liable to pay the greater of base salary for the remaining term or three times base salary, any accrued annual incentive for a completed fiscal year (both mandatory and previously discretionary portions, which would be payable without reduction by the ECC) plus a part-year annual incentive for the year of termination as described above and continued benefits under our benefit plans for the remainder of the employment period or the two-year period following termination of employment, whichever is greater.  These same amounts would be payable to our CEO, if he remained employed during the two years after the employment period expires (July 31, 2010) and, during that period and within two years after a change-in-control, he elected to terminate employment, and such amounts also would be payable, as liquidated damages, if we terminated his employment without cause and not due to disability at any time after a change-in-control if these amounts exceeded the amounts that would be payable for a pre-change-in-control termination by us without cause.

•
Payments upon a termination following a change-in-control would have been reduced to the amount just below the threshold for triggering golden parachute excise taxes if the effect of the reduction would have been to provide a greater after-tax benefit to our CEO; no gross-up would have been payable if such excise taxes apply, however.

For our former COO, the employment agreement in effect in fiscal 2008 provided the following termination provisions:

•
Termination by us for cause or a voluntary termination by the former COO, except for a termination after a change-in-control due to a diminution in responsibilities, would result in no further compensation.

•
If we terminated our former COO’s employment due to his disability, our obligation to pay further compensation under the agreement would end, except accrued and unpaid annual incentive amounts would be payable, and the mandatory annual incentive for the year of termination (1.0% of pre-tax income up to an amount equal to base salary) would be paid as a "part-year annual incentive" in an amount based on the level of pre-tax income in the year of termination through the end of the fiscal quarter preceding the date of termination.  These same amounts would be payable if our former COO died.

•
If we terminate our former COO’s employment without cause and not due to disability, we would pay him continued salary through the end of the employment term, any accrued but unpaid annual incentive for a previously completed year (both mandatory and previously discretionary portions, which would be payable without reduction by the ECC) and a part-year annual incentive for the year of termination.  In addition, we would provide medical and dental benefits until the expiration date (August 29, 2008, as amended by a letter agreement dated April 28, 2008) but not longer than 18 months.  If this termination occurs not within one year after a change-in-control, we would continue salary payments through the expiration date.

•
If we terminate our former COO’s employment without cause and this termination occurs within one year after a change-in-control or, our former COO voluntarily terminates his employment due to a material diminution in his responsibilities (after a change-in-control), his benefits under the agreement will be the same as though we had terminated him without cause, except we would no longer continue salary payments and would pay a lump sum equal to 299% of his base salary.

•
Payments upon a termination in the year following a change-in-control would be reduced to the amount just below the threshold for triggering golden parachute excise taxes if the effect of the reduction would be to provide a greater after-tax benefit to our former COO; no gross-up is payable if such excise taxes apply, however.

On April 28, 2008, pursuant to a letter agreement we entered into with Mr. Rouse, our former COO advised us that he was voluntarily terminating his employment on August 29, 2008. As such, except for the amounts described in the caption “Determination of Salary and Non-Equity Incentive Plan Awards for Fiscal 2008,” no severance payments were made or are owed to Mr. Rouse.

For our NEOs, other than our CEO and former COO, we do not have employment agreements that provide for severance payments upon termination, except for certain terminations triggered by a change-in-control or during the year following a change-in-control.  The change-in-control agreements for these NEOs (i.e., Messrs. Porcelain, McCollum, and Wood), as in effect in fiscal 2008, provide for:

•	No severance or benefits for terminations due to death, disability, by us for cause, or voluntarily by the executive without good reason.

•
Severance payments, in the event that, during the 12 months following a change-in-control, we terminate the executive's employment without cause or the executive terminates his employment for "good reason."

•
Severance payments for a termination of the executive without cause or by the executive for good reason during the 30-day period before a change-in-control if the acquiring company requested the termination or acted so as to give rise to the good reason.

•
A lump sum payment (if severance becomes payable) equal to one-twelfth of the executive’s annual base salary times the number of full and fractional months remaining until the date 18 months after the change-in-control, but in any event not less than one year's base salary.

•
A reduction of any severance payable, if such payments, along with any other payments, would trigger a golden parachute excise tax under Internal Revenue Code Sections 280G and 4999, and only if reducing the severance to a lesser amount would avoid this tax and result in the executive having a greater after-tax amount. The severance payments will be reduced to the highest level payable without triggering the excise tax.

•
Under the agreements, "cause" means willful misconduct, dishonesty, misappropriation, breach of fiduciary duty or fraud by the executive relating to our business, conviction or pleading of nolo contendere with regard to any felony or crime (other than traffic violations and misdemeanors), or a material breach of covenants protecting our business not cured within 30 days after we give notice of the breach.  "Good reason" means occurrence of any of the following events, unless the executive consents: assignment of duties inconsistent in any substantial respect with his or her position, authority or responsibilities immediately prior to the occurrence of the change-in-control or any other substantial adverse change in such position, including authority or responsibilities; reduction in annual base salary; or relocation of the principal place of employment by more than fifty miles.

•	The executive must notify us that an event constituting "good reason" has occurred within 90 days of the event, and we will have at least 30 days to cure the good reason.

•	A "change-in-control" as defined in the same way as under our other plans and arrangements.

In the event of a change-in-control, our 2000 Stock Incentive Plan generally provides that unvested options for all employees (including our NEOs) would become automatically vested, except in limited circumstances.

The Plan also authorizes our ECC, in its discretion, to cash out outstanding options at a defined "change-in-control price," but this alternative may be prohibited in some cases under recent changes to federal income tax law.

The Plan also provides that options will not automatically vest upon a change-in-control if the ECC reasonably determines in good faith, before the change-in-control, that the options will be assumed and replaced by the acquirer with options that provide equivalent terms (including vesting) and preserve the economic value of the old option, and are exercisable for stock traded in an established securities market.

Incremental Value of Payments and Benefits Upon Change-in-Control and Various Types of Terminations

This table shows the incremental potential value of payments and benefits to each NEO under the terms of our plans and contracts upon a change-in-control and various types of terminations scenarios as if they occurred on July 31, 2008. Each of the NEOs holds stock options the vesting of which would be accelerated in certain circumstances, as described above. The table does not necessarily show all post-termination payments, but rather shows how a change-in-control or termination in the specified circumstances will enhance the payments or benefits to be received by each NEO.

Termination Scenario (As of July 31, 2008) (1)	Mr. Kornberg	Mr. Rouse	Mr. Porcelain	Mr. McCollum	Mr. Wood

Events Not Within Specified Period After a Change-in-Control:
Termination by Us Without Cause
Severance Pay	$1,350,000	$32,000	-	-	-
Health Benefits Continuation (3)	17,000	1,000	-	-	-
Life Insurance Continuation (3)	52,000	-	-	-	-

Events Within Specified Period of a Change-in-Control:
Change-in-Control – Assuming no Termination
Stock Option Vesting (2)	$6,805,485	$2,609,880	$1,096,277	$1,699,673	$1,183,710

Termination Without Cause or by Voluntary Resignation
Severance Pay	$2,025,000	-	-	-	-
Health Benefits Continuation (3)	23,000	-	-	-	-
Life Insurance Continuation (3)	52,000	-	-	-	-

Termination Without Cause or Resignation for Good Reason
Severance Pay	-	$1,151,150	$412,500	$562,500	$457,500
Health Benefits Continuation (3)	-	1,000	-	-	-

(1)
The table assumes that severance payments are not subject to any reduction under provisions reducing payments so that no excise tax would apply to any NEO under Section 4999 and does not reflect any changes to termination and change-in-control provisions that were effective August 1, 2008. Those changes are described in the next section under the caption Amendments to Our CEO’s Employment Agreement and Our NEOs’ Change-in-Control Agreements That Are Effective in Fiscal 2009.

(2)
These amounts represent the aggregate in-the-money value of options which would become vested as a direct result of the termination event or change-in-control before the option's stated vesting date. This calculation of value does not attribute any additional value to options based on their remaining term and does not discount the value of awards based on the portion of the vesting period elapsed at the date of the termination event or change-in-control. Market value and in-the-money value are based on the closing price of our common stock, $49.13, on July 31, 2008.

(3)
Health benefits and life insurance continuation amounts are a good faith estimate based on the current plan in which executive officer is enrolled and will vary in amount for a given executive officer based on the actual plan and actual costs following termination of employment.

AMENDMENTS AND RESTATEMENTS TO AGREEMENTS THAT ARE EFFECTIVE IN FISCAL 2009

In September 2008, we amended and restated our CEO’s employment agreement and the change-in-control agreements with Messrs. Porcelain, McCollum and Wood to primarily enhance their protections in the event of termination by us without cause or by them for good reason in the two years following a change-in-control.  We took these steps for several reasons.  During fiscal 2008, Comtech acquired a publicly held company, and in doing so, we evaluated our existing terms for our executives in the event of essentially involuntary terminations following a change-in-control. Our ECC sought the advice of its consultant, Steven Hall & Partners, regarding current practices with regard to change-in-control protections.  Our consultant provided us with information on these terms based on a review of eight peer companies engaged in technology businesses reasonably similar to our business: Arris Group, Inc., Axsys Technologies, Inc., CPI International, Inc., DRS Technologies, Inc. Kemet Corp., Powerwave Technologies, Inc., Rogers Corp., and Teledyne Technologies, Inc. In addition, our consultant also provided information to us based on published surveys of change-in-control and termination practices of U.S. companies. We concluded that our existing change-in-control policies were less favorable than other companies who compete with us for executive talent.

Based on our review, we made a number of changes to the terms protecting our CEO and the three NEOs (as well as certain other executives), with a view to setting terms that generally align with market practices.  Some terms of the new agreements fall short of market practices identified by our consultant.  For example, no post-termination health care, outplacement services, or other perquisites are provided.  In addition, our ECC included terms that would potentially delay a termination by executives other than the CEO for Good Reason due to a change in job duties for one year after the change-in-control.  This term, which is more restrictive than under the earlier agreements, is intended to enable an acquirer, under certain limited circumstances, if it wishes to do so, to potentially retain the management team for a period of time after the change-in-control.  Our ECC set the severance payment level at 2.5 times the sum of salary and annual incentive, which is within the range of 2.0 to 2.5 times determined by our consultant to represent market practice.  Also, for the CEO, we extended the period following a termination during which he could elect to terminate employment and receive severance payments, to permit an acquirer to negotiate a longer post-termination service period if it should wish to retain the CEO.  Our ECC approved these actions in order to promote retention of management during negotiation of a change-in-control, to possibly enhance the value received by our stockholders upon a sale of Comtech from an acquirer that wishes to retain the management team, and to put management in a position to work for the success of any change-in-control transaction determined by the Board to be in the best interests of our stockholders.

Mr. Kornberg’s amended and restated employment agreement resulted in significant changes. These changes, effective for fiscal 2009, are summarized as follows:

•	The term of the agreement will end July 31, 2011 and Mr. Kornberg will receive a base salary of $695,000.

•
As described above, in the event of termination of the agreement by us before a change-in-control, liquidated damages payable to Mr. Kornberg would include salary payable through the end of the term of the agreement.

•	The period following a change-in-control during which Mr. Kornberg may elect to terminate his employment and receive a lump sum payment from the Company is two years.

•
The lump sum severance payment payable upon a termination by Mr. Kornberg of his employment during the two years following a change-in-control would equal 2.5 times the sum of his (i) base salary then in effect plus (ii) average incentive compensation under his employment agreement and annual incentive awards under the 2000 Stock Incentive Plan actually paid or payable for performance in the three fiscal years preceding the year in which the change-in-control occurs.

•
In the event that the amounts payable to Mr. Kornberg in connection with a change-in-control and his termination thereafter were subject to the golden parachute excise tax, we will make a "gross-up" payment to him such that the after-tax value retained by Mr. Kornberg, after deduction of the excise tax and excise and income taxes on this additional payment, will equal to amount he would have retained if no excise tax had been imposed.

Messrs. Porcelain, McCollum and Woods’ amended and restated change-in-control agreements resulted in significant changes. These changes, effective for fiscal 2009, are as follows:

•	The term of the agreement is extended to July 31, 2010, subject to continuation of the term to a date that is twenty-four months after the occurrence of a change-in-control.

•	Severance will be payable upon a termination by us without cause or by the executive for good reason 90 days prior to a change-in-control or in the 24 months following the change-in-control.

•
The amount of severance payable will be 2.5 times the sum of (i) the executive’s annual base salary and (ii) the amount equal to the executive’s average annual non-equity incentive award or bonus actually paid or payable for performance in the three fiscal years preceding the year of termination.

•
The executive’s right to terminate his employment for good reason will be delayed during the first year after a change-in-control due to the assignment to him of any duties inconsistent in any material adverse respect with his position, authority or responsibilities immediately prior to the change-in-control, if (i) Fred Kornberg continues to serve as the most senior executive officer relating to our businesses, and if (ii) the change in the executive’s position or duties that otherwise would constitute good reason results from the assignment to an executive-level position, with an executive title, and with full-time substantive duties and responsibilities of a nature similar to his prior duties and responsibilities, and with the executive either reporting to Mr. Kornberg in his capacity as the senior officer or reporting to the officer to whom the executive was reporting at the time of the change-in-control, which officer himself or herself reports to Mr. Kornberg.

•
With respect to the executive's annual incentive award for the fiscal year in progress at the date of his termination and his annual incentive award for any previously completed year for which a final annual incentive award has not yet been determined, vesting of any award based on pre-set performance goals based on the level of actual achievement of such performance goals through the earlier of the end of the performance period or the date of termination, and vesting of any discretionary award as of the date of termination based on a level consistent with the level of annual incentives (as a percentage of base salary) of other executives of comparable rank whose annual incentives are based on pre-set performance goals, but in an amount not less than the pro rata amount of the executive’s average prior years’ annual incentive amount referred to above.

•
For a period of up to one year following the 24-month protected period after the change-in-control, termination of the executive’s employment by us not for cause or by the executive for good reason would entitle him to receive a severance benefit of 1.5 times the sum of his base salary and his average incentive compensation plus annual incentive awards under the 2000 Stock Incentive Plan actually paid or payable for performance in the three fiscal years preceding the year in which the change-in-control occurs.

•
The definition of “good reason” is modified so that good reason will arise if there occurs a material reduction in the executive's annual incentive award actually paid below 80% of the annual incentive actually paid for the year before a change-in-control or a material reduction in the value of his annual equity awards.

•
In the event that the amounts payable to the executive in connection with a change-in-control and his termination thereafter are subject to the golden parachute excise tax, we will make a "gross-up" payment to him such that the after-tax value retained by the executive, after deduction of the excise tax and excise and income tax on this additional payment, will equal to after-tax amount he would have retained if no excise tax had been imposed.

In addition to the changes described above for all of our NEO’s, we made changes to their respective agreements intended to clarify the provisions and respond to changes in accounting and tax rules, particularly to meet the requirements of Section 409A of the Internal Revenue Code regulating post-termination payments.

 SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information as of July 31, 2008 regarding our compensation plans and the Common Stock we may issue under the plans.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	2,519,673	$28.87	1,367,171	(1)
Equity compensation plans not approved by stockholders	-	-	-
Total	2,519,673	$28.87	1,367,171

(1)
Includes 390,257 shares available for issuance under the Comtech Telecommunications Corp. Employee Stock Purchase Plan.  That plan permits employees to purchase shares at a discount from fair market value of up to 15% of the market price of our Common Stock at the beginning or end of each calendar quarter.  976,914 shares remain available for issuance under the 2000 Stock Incentive Plan for restricted stock, restricted stock units, and other full-value awards (that is, awards other than options, warrants and rights).

DIRECTOR COMPENSATION TABLE FOR FISCAL 2008

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
Richard L. Goldberg	40,000	166,616	-	206,616
Edwin Kantor	40,000	166,616	-	206,616
Ira Kaplan	45,000	166,616	-	211,616
Gerard R. Nocita	52,500	166,616	-	219,116
Robert G. Paul	40,000	18,644	-	58,644

(1)
Fred Kornberg, our Chairman of the Board, President and Chief Executive Officer, is not included in this table because he receives no separate compensation for his services as a Director.  His compensation is shown in the Summary Compensation Table and related compensation tables above.

(2)
The amounts in this column reflect the amount of expense we recognized for financial statement reporting purposes for fiscal 2008, in accordance with SFAS 123(R), for non-employee directors’ stock options, without regard to estimated forfeitures of such options.  For the non-employee directors, the amount includes expense from options granted in fiscal 2006 and 2007 which remained unvested at any time in fiscal 2008, as well as the options granted during fiscal 2008.  Assumptions used in the calculation of these amounts were the same as those for stock options granted to employees, as discussed in footnote (1) to the Summary Compensation Table.  As of July 31, 2008, the non-employee directors held the following number of outstanding options:  Mr. Goldberg: 46,250; Mr. Kantor: 47,625; Mr. Kaplan: 37,500; Mr. Nocita: 41,250; and Mr. Paul: 4,500.  On August 1, 2007, each non-employee director then serving received an annual grant of options to purchase 12,500 shares of our Common Stock at $43.62 per share; each of these grants had an aggregate fair value, measured in accordance with SFAS 123(R), of $179,424.

In fiscal 2008, each of our directors who is not an employee of our Company received an annual retainer of $40,000.  In addition, the Chairman of the Audit Committee received an additional annual retainer of $12,500 and our Chairman of the Executive Compensation Committee received an additional annual retainer of $5,000.  Under our policy then in effect for equity grants under our 2000 Stock Incentive Plan, we grant to each director, who is not an employee, an option to purchase: (i) 4,500 shares of Common Stock as of the date the director begins service on the Board and (ii) 12,500 shares of Common Stock on each August 1st.  The exercise price of all such options is equal to the stock's fair market value on the date of grant.  The options expire five years after the date of grant, and become exercisable as to 25% of the underlying shares on the first and second anniversaries of the date of grant and as to the remaining 50% of the underlying shares on the third anniversary of the date of grant, subject to accelerated vesting upon death of the director or a change-in-control.

For fiscal 2009, each of our directors who is not an employee of our Company will receive an annual retainer of $40,000. Our Chairman of the Audit Committee will also receive an additional annual retainer of $12,500 and our Chairman of the Executive Compensation Committee will receive an additional annual retainer of $5,000.  On August 1, 2008, each non-employee director then serving received an annual grant of options to purchase 12,500 shares of our Common Stock at $48.89 per share.

EXECUTIVE COMPENSATION COMMITTEE REPORT

Our Executive Compensation Committee has furnished the following report. The information contained in the “Executive Compensation Committee Report” is not to be deemed to be “soliciting material” or to be “filed” with the SEC, nor is such information to be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filings.

Our Executive Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K of the Securities and Exchange Act of 1933 with management.

Based on such review and discussions, our Executive Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended July 31, 2008 for filing with the SEC.

Executive Compensation Committee

Ira Kaplan, Chairman
Edwin Kantor
Gerard R. Nocita

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2008, Messrs. Kaplan, Kantor and Nocita served as members of our Executive Compensation Committee.

No member of our Executive Compensation Committee is or was, during fiscal year 2008, an employee or an officer of Comtech or its subsidiaries.

No executive officer of Comtech served as a director or a member of the compensation committee of another company.

AUDIT COMMITTEE REPORT

Our Audit Committee has furnished the following report.

The information contained in the “Audit Committee Report” is not to be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor is such information to be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filings.

The Audit Committee reviews Comtech’s financial reporting process on behalf of the Board of Directors.  Management is responsible for the financial statements and the reporting process, including the system of internal controls.  KPMG LLP (“KPMG”), Comtech’s independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America.

In fulfilling its responsibilities:

•	The Audit Committee reviewed and discussed the audited financial statements contained in the 2008 Annual Report on SEC Form 10-K with Comtech’s management and with KPMG.

•	The Audit Committee discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

•
The Audit Committee received from KPMG written disclosures regarding the auditors’ independence, as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with KPMG its independence from Comtech and its management.

In reliance on the reviews and discussions noted above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in Comtech’s Annual Report on SEC Form 10-K for the year ended July 31, 2008, for filing with the Securities and Exchange Commission.

Audit Committee

Gerard R. Nocita, Chairman
Edwin Kantor
Ira Kaplan
Robert G. Paul

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We lease a facility in Melville, New York from a partnership controlled by our CEO.  The lease, as amended, provides for our use of the premises as they now exist for a term of ten years, through December 2011.  We have a right of first refusal in the event of a sale of the facility. The leased facility comprises 46,000 square feet.  The annual rental under the lease (approximately $583,000 in fiscal 2008) is subject to adjustments.  In addition, we sublease 1,150 square feet of the Melville, New York facility to a company principally owned by the son of our CEO.  The sublease commenced in August 2005 and expires in December 2011.  The annual rental under the sublease of $12,912 is subject to adjustment.

Mr. McCollum’s brother, Richard McCollum, is employed by our Company as a test technician and his aggregate compensation for fiscal 2008 of $65,495 was comparable with other Comtech employees in similar positions.

The son of Richard L. Burt, Brian Burt, is employed by our Company as a marketing manager and his aggregate compensation for fiscal 2008 of $54,540 was comparable with other Comtech employees in similar positions.  Richard L. Burt is a Senior Vice President and President of Comtech Systems, Inc.

Richard L. Goldberg, a director, is a Partner in the law firm of Proskauer Rose LLP, which renders legal services to our Company.  During fiscal 2008, we paid an aggregate of $1,150,872 in fees to that law firm and expect to pay fees at a comparable level in fiscal 2009.

VOTING OF PROXIES AND OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the annual meeting.  If other matters do come before the annual meeting, the persons acting pursuant to the proxy will vote on them in their discretion.

Proxies may be solicited by mail, telephone, telegram, and personally by directors, officers and other employees of Comtech.  The cost of soliciting proxies will be borne by Comtech. A complete list of stockholders entitled to vote at the annual meeting will be available for inspection beginning November 25, 2008 at the Company’s headquarters located at 68 South Service Road, Suite 230, Melville, New York 11747.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of our Common Stock, if any, to file with the Securities and Exchange Commission reports of ownership, and reports of changes in ownership, of our equity securities.  Such persons must furnish copies of all such reports that they file to us.  Based solely on a review of such reports and written representations of our directors and executive officers, we are not aware that any such person failed to timely file such reports.

PROPOSAL NO. 1 – ELECTION OF TWO DIRECTORS

Our Board of Directors is divided into three classes.  Members of our Board of Directors are elected for three-year terms, with the term of office of one class expiring at each Annual Meeting of Comtech’s stockholders.  Mr. Kaplan and Mr. Nocita are in the class whose term of office expires in 2008, Mr. Goldberg and Mr. Paul are in the class whose term of office expires in 2009 and Mr. Kornberg and Mr. Kantor are in the class whose term of office expires in 2010.

Information concerning the directors being nominated for re-election at the Annual Meeting, the incumbent directors whose terms of office will continue after the Annual Meeting, and our executive officers is set forth below.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING
Name	Principal Occupation	Age	For Term Expiring In	Served As Director Since

Ira Kaplan (1)(2)(3)	Private Investor	72	2011	2002
Gerard R. Nocita (1)(2)(3)	Private Investor	72	2011	1993

INCUMBENT DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER THE ANNUAL MEETING AND CURRENT EXECUTIVE OFFICERS

Name	Principal Occupation	Age	Term Expiring In	Served As Director Since

Richard L. Goldberg (4)	Partner, Proskauer Rose LLP, and Independent Business Advisor	72	2009	1983
Robert G. Paul (1)	Private Investor	66	2009	2007
Fred Kornberg (4)	Chairman, Chief Executive Officer and President of Comtech	72	2010	1971
Edwin Kantor (1)(2)(3)(4)	Chairman, BK Financial Services LLC	76	2010	2001
Richard L. Burt	Senior Vice President; President of Comtech Systems, Inc.	67	–	–
Jerome Kapelus	Senior Vice President, Strategy and Business Development	44	–	–
Larry Konopelko	Senior Vice President; President of Comtech PST Corp.	55	–	–
Robert L. McCollum	Senior Vice President; President of Comtech EF Data Corp.	59	–	–
Frank Otto	Senior Vice President, Operations	59	–	–
Michael D. Porcelain	Senior Vice President and Chief Financial Officer of Comtech	39	–	–
Daniel S. Wood	Senior Vice President; President of Comtech Mobile Datacom Corporation	50	–	–

(1)	Member of Audit Committee

(2)	Member of Executive Compensation Committee

(3)	Member of Nominating Committee

(4)	Member of Executive Committee

Mr. Kornberg has been Chief Executive Officer and President of Comtech since 1976.  Prior to that, he was the Executive Vice President of Comtech from 1971 to 1976 and the General Manager of the telecommunications transmission segment.

Mr. Kantor has been a director of Comtech since 2001.  He has been Chairman of BK Financial Services LLC since 2002.  Previously he served as Co-Chief Executive Officer of TPB Financial Services and was Co-Chairman and Co-Chief Executive Officer of HCFP/Brenner Securities from 1999 to 2001.  He was Vice Chairman of Barington Capital Group from 1993 to 1999.  Prior to joining Barington, Mr. Kantor spent 37 years in the securities industry with Drexel Burnham Lambert and its predecessor firms, where he held various positions, including serving as the firm’s Vice Chairman.

Mr. Paul has been a director of Comtech since March 2007. He serves on the boards of directors of Rogers Corporation and Kemet Corporation, and previously served on the board of directors of Andrew Corporation from 2003 to 2005. He was the Group President, Base Station Subsystems, for Andrew Corporation from 2003 to 2004.  Mr. Paul was the President and Chief Executive Officer of Allen Telecom Inc. from 1989 to 2003. He also served in various other capacities at Allen Telecom, which he joined in 1970, including Chief Financial Officer and President of the Antenna Specialists Division.

Mr. Goldberg has been a director of Comtech since 1983.  He has been a partner since 1990 in the law firm of Proskauer Rose LLP, which renders legal services to Comtech.  Prior to 1990, Mr. Goldberg was a partner since 1966 in the firm Botein Hays & Sklar. Since November 2004, Mr. Goldberg has also been an independent business advisor.

Mr. Kaplan has been a director of Comtech since 2002.  He is a private investor.  Prior to his retirement in 2001, Mr. Kaplan held several executive positions at EDO Corporation for over 40 years, most recently as Executive Vice President and Chief Operating Officer from 2000 to 2001.  EDO Corporation is a supplier of military and commercial products and services.

Mr. Nocita has been a director of Comtech since 1993.  He is a private investor.  He was Treasurer of the Incorporated Village of Patchogue from 1993 to 1996.  He was affiliated with Comtech from its inception in 1967 until 1993.

Mr. Kapelus has been Senior Vice President, Strategy and Business Development, since he joined Comtech in February 2006. From 2000 until he joined the Company, Mr. Kapelus was a Managing Director in the Investment Banking Group at Bear Stearns & Company, where his clients included growth companies in the telecommunications equipment sector. Prior to joining Bear Stearns & Company, Mr. Kapelus worked at firms that included Jefferies & Co. and The Bank of New York, where he provided investment banking and commercial banking services to various industries including communications service providers.

Mr. Konopelko has been Senior Vice President of Comtech since December 2006 and has been President of Comtech PST Corp. since June 2002. He joined Comtech PST as Vice President and General Manager in July 2001. Prior to joining Comtech PST, he was General Manager at MPD Technologies, Inc. from 1995 to 2001.

Mr. McCollum has been Senior Vice President of Comtech since 2000 and had been a Vice President since 1996.  He founded Comtech Communications Corp. in 1994 and had been its President since its formation.  In July 2000, Comtech combined Comtech Communications Corp. with Comtech EF Data Corp., and appointed Mr. McCollum President of the combined entities.

Mr. Otto was appointed to the position of Senior Vice President, Operations on April 28, 2008. Prior to joining Comtech, Mr. Otto was employed by EDO Corporation where he served in various capacities since 1979. His most recent position at EDO Corporation was Senior Vice President, Strategic Development which he held since March 2005. From February 2004 through March 2005, Mr. Otto was Chief Operating Officer and from September 2002 through February 2004, Mr. Otto was an Executive Vice President.

Mr. Porcelain has been Senior Vice President of Comtech and Chief Financial Officer since March 2006 and was previously Vice President of Finance and Internal Audit of Comtech from 2002 to March 2006.  Prior to joining Comtech, Mr. Porcelain was Director of Corporate Profit and Business Planning for Symbol Technologies, a mobile wireless information solutions company, where he was employed from 1998 to 2002.  Previously, he spent five years in public accounting holding various positions, including Manager in the Transaction Advisory Services Group of PricewaterhouseCoopers.

Mr. Wood has been Senior Vice President of Comtech since December 2006 and President of Comtech Mobile Datacom Corporation since April 2005.  He was hired in October 2004 and served as Executive Vice President of Operations of Comtech Mobile Datacom Corporation until his promotion to President.  Previously, Mr. Wood was employed at EDO Corporation for 15 years, where he held senior management positions, including Group Director, Finance, for EDO’s Systems and Analysis Group, and Director Contracts and Finance, for EDO’s Combat Systems Division.

Our Board of Directors recommends a vote FOR the reelection of Ira Kaplan and Gerard Nocita to our Board of Directors.

PROPOSAL NO. 2 – RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm for the 2009 fiscal year, subject to ratification by our stockholders.  If our stockholders do not ratify such selection, it will be reconsidered by our Board of Directors.  Even if the selection is ratified, our Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if our Audit Committee determines that such a change would be in our stockholders’ best interests.  Representatives of KPMG are expected to be present at the Annual Meeting of Stockholders, with the opportunity to make a statement, should they so desire, and to be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to us for the fiscal year ended July 31, 2007 and fees billed to or payable by us for the fiscal year ended July 31, 2008 by KPMG for professional services rendered:

Fee Category	Fiscal 2008 Fees	Fiscal 2007 Fees
Audit fees (1)	$636,000	$960,000
Audit-related fees (2)	30,000	30,000
Tax fees (3)	100,000	107,000
All other fees (4)	438,000	-
Total Fees	$1,204,000	$1,097,000

(1)
Audit fees consists of fees for assurance and related services that are reasonably related to the performance of the audit of our annual financial statements and review of the interim financial statements included in quarterly reports or services that are normally provided in connection with statutory and regulatory filings or engagements.  Audit fees include fees related to the audit of our report on internal control over financial reporting. Our audit fees in fiscal 2008 reflect savings resulting from our Audit Committee’s decision to seek competitive proposals from other independent registered public accounting firms and their ultimate decision to retain KPMG.

(2)
Audit-related fees consists of fees for assurance and related services that are reasonably related to the audit of our annual financial statements that are not reported under “Audit Fees,” including the audit of our 401(k) plan.

(3)	Tax fees consists of fees billed for professional services regarding federal, state and international tax compliance, tax advice and tax planning.

(4)	All other fees consists of fees for due diligence services relating to our acquisition of Radyne Corporation.

Pre-Approval Policies

Our Audit Committee reviews each service on a case-by-case basis before approving the engagement of KPMG for all audit or permissible non-audit services.

Consideration of Non-Audit Services Provided by the Independent Registered Public Accounting Firm

Our Audit Committee has concluded that the non-audit services provided by KPMG are compatible with maintaining the independent registered public accounting firm’s independence.

Our Board of Directors recommends a vote FOR the ratification of the selection of
KPMG as our independent registered public accounting firm.

OTHER BUSINESS

Our Board of Directors does not presently intend to bring any other business before the annual meeting, and, so far as known to our Board of Directors, no matters are to be brought before the annual meeting, except as specified in the Notice of Annual Meeting. As to any business that may properly come before the annual meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Eligible stockholders wishing to have a proposal for action by the stockholders at the 2009 Annual Meeting included in our proxy statement must submit such proposal at the principal offices of Comtech not later than July 9, 2009.  It is suggested that any such proposals be submitted by certified mail, return receipt requested.  Under our By-Laws, a stockholder nomination for election to our Board of Directors may not be made at the 2009 Annual Meeting unless notice (including all information that would be required in connection with such nomination under the Securities and Exchange Commission's proxy rules if such nomination were the subject of a proxy solicitation and the written consent of each nominee for election to our Board of Directors named therein to serve if elected) and the name, address and number of shares of Common Stock held of record or beneficially by the person proposing to make such nomination is delivered in person or mailed to Comtech and received by us not earlier than August 7, 2009 or later than September 6, 2009; provided, however, that if the 2009 Annual Meeting is not held within 30 days before or after the anniversary date of the 2008 Annual Meeting, such notice must be received not more than 90 days prior to the 2009 Annual Meeting or less than 60 days prior to the 2009 Annual Meeting.

Under the SEC's proxy rules, proxies solicited by our Board of Directors for the 2008 Annual Meeting may be voted at the discretion of the persons named in such proxies (or their substitutes) with respect to any stockholder proposal not included in our proxy statement if we do not receive notice of such proposal on or before September 22, 2009, unless the 2009 Annual Meeting is not held within 30 days before or after the anniversary date of the 2008 Annual Meeting.

HOUSEHOLDING

We have previously adopted a procedure approved by the SEC called “householding.” Under this procedure, we satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report address to those stockholders. This procedure reduces our printing costs and postage fees.  Once a stockholder has received a householding notice from its broker, householding will continue until the stockholder is notified otherwise or until the stockholder has revoked consent by notifying the broker.  Each stockholder who participates in householding will continue to receive a separate proxy card.

If any stockholders in your household wish to receive a separate annual report, they may send their request to Comtech Telecommunications Corp., Attention: Corporate Secretary, 68 South Service Road, Suite 230, Melville, NY 11747.

By Order of the Board of Directors,

Patrick O’Gara
Secretary

Date:   November 6, 2008

The Annual Meeting of Stockholders of
Comtech Telecommunications Corp.
will be held at 10:00 a.m. on December 5, 2008 at
68 South Service Road (Lower Level Auditorium), Melville (Long Island), New York 11747

FROM KENNEDY AIRPORT
JFK EXPRESSWAY EAST TO BELT PARKWAY EAST (BECOMES SOUTHERN STATE PARKWAY AT NASSAU COUNTY BORDER).  TAKE SOUTHERN STATE PARKWAY EAST TO EXIT 28A NORTH (RT 135).  TAKE RT. 135 NORTH TO LONG ISLAND EXPRESSWAY EAST (495).  TAKE LONG ISLAND EXPRESSWAY TO EXIT 48 (ROUND SWAMP RD.).  PROCEED THROUGH THE LIGHT, REMAINING ON THE SOUTH SERVICE RD.  IN 1/4 MILE, TURN RIGHT INTO RECKSON BUSINESS PARK.

FROM LAGUARDIA AIRPORT
GRAND CENTRAL PARKWAY TO LONG ISLAND EXPRESSWAY (495).  TAKE LONG ISLAND EXPRESSWAY EAST TO EXIT 48 (ROUND SWAMP RD.).  PROCEED THROUGH THE LIGHT, REMAINING ON THE SOUTH SERVICE RD.  IN 1/4  MILE, TURN RIGHT INTO RECKSON BUSINESS PARK.

FROM MANHATTAN
MID-TOWN TUNNEL TO LONG ISLAND EXPRESSWAY (495).  TAKE LONG ISLAND EXPRESSWAY EAST TO EXIT 48 (ROUND SWAMP RD.).  PROCEED THROUGH THE LIGHT, REMAINING ON THE SOUTH SERVICE RD.  IN 1/4 MILE, TURN RIGHT INTO RECKSON BUSINESS PARK.

FROM EASTERN LONG ISLAND
TAKE THE LONG ISLAND EXPRESSWAY (495) WEST TO EXIT 48 (ROUND SWAMP RD).  TURN LEFT ONTO ROUND SWAMP ROAD.  MAKE IMMEDIATE TURN LEFT ONTO THE SOUTH SERVICE ROAD GOING EAST.  IN 1/4 MILE, TURN RIGHT INTO RECKSON BUSINESS PARK.
.

COMTECH TELECOMMUNICATIONS CORP.
68 South Service Road, Suite 230
Melville, New York  11747
TEL: (631) 962-7000 —  FAX: (631) 962-7001
www.comtechtel.com

COMTECH TELECOMMUNICATIONS CORP. C/O AMERICAN STOCK TRANSFER 6201 15TH AVENUE BROOKLYN , NY 11219
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CMTEL1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PROPOSAL 1.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark For All Except and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors
	Nominees: 01) Ira Kaplan 02) Gerard R. Nocita	☐	☐	☐

PROPOSAL 2.		For	Against	Abstain

2.	Ratification of selection of KPMG LLP as our independent registered public accounting firm.	☐	☐	☐

This proxy will be voted or withheld from being voted in accordance with the instructions specified. WHERE NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE AND FOR APPROVAL OF PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

NOTE:	Please sign exactly as name appears hereon. When signing as executor, administrator, attorney, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If a joint tenancy, please have both tenants sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Stockholders
COMTECH TELECOMMUNICATIONS CORP.

December 5, 2008

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

COMTECH TELECOMMUNICATIONS CORP.

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

     The undersigned hereby appoints Fred Kornberg and Michael D. Porcelain, and each of them, with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Comtech Telecommunications Corp. (the "Company") to be held at Comtech Telecommunications Corp., 68 South Service Road, Lower Level Auditorium, Melville, New York 11747 on December 5, 2008, at 10:00 a.m., local time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card and in their discretion, upon such other matters as may come before the meeting.

This proxy will be voted or withheld from being voted in accordance with the instructions specified. WHERE NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE SIDE AND FOR APPROVAL OF PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

(To be Signed on Reverse Side.)